Exhibit 2.1

Dated 14 October 2006

Cobra Electronics UK Limited

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The Sellers (particulars of which are set out in Schedule 1 Part 1)

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Performance Products Limited

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Cobra Electronics Corporation

Share Purchase Deed

relating to

Performance Products Limited

SIDLEY AUSTIN

WOOLGATE EXCHANGE

25 BASINGHALL STREET

LONDON EC2V 5HA

TELEPHONE 020 7360 3600

FACSIMILE 020 7626 7937

REF: KP/TMT/33046-11320

SHARE PURCHASE DEED

DATED

PARTIES

(1)	COBRA ELECTRONICS UK LIMITED (a company incorporated in England and Wales with company number 5957715) whose registered office is at 6-8 Underwood Street, London N1 7JQ (the “Purchaser”);

(2)	Each of the Parties listed in Schedule 1 Part 1 to this Agreement (each a “Seller” and, together the “Sellers”);

(3)	PERFORMANCE PRODUCTS LIMITED (a company incorporated in England and Wales with company number 3108359) whose registered office is at Cleaver House, Sarus Court, Stuart Road, Manor Park, Runcorn, Cheshire WA7 1UL (the “Company”); and

(4)	COBRA ELECTRONICS CORPORATION (a Delaware corporation) of 6500 West Cortland Street, Chicago Illinois 60707 USA (the “Guarantor”).

INTRODUCTION

(A)	The Company is a private company limited by shares, brief particulars of which are set out in Schedule 2.

(B)	The Sellers are the beneficial owners of the number of Shares set against their respective names in Schedule 1 Part 1.

(C)	The Sellers each wish to sell and the Purchaser wishes to buy the Shares set against the Sellers respective names in Schedule 1 Part 1 (together, the “Shares”).

(D)	The Company shall be a party to this Agreement for the purposes of Clauses 8, 11 and 12.

(D)	The Guarantor shall be a party to this Agreement for the purposes of Clause 20.

1.	Interpretation

1.1	In this Agreement, the following words and expressions have the meanings set out below:

2007 Earn-out Contribution	shall have the meaning set forth in Schedule 1 Part 2;

2007 Earn-out Payment	shall have the meaning set forth in Schedule 1 Part 2;

2007 Earn-out Payment Day	shall have the meaning set forth in Schedule 1 Part 2;

2008 Earn-out Contribution	shall have the meaning set forth in Schedule 1 Part 2;

2008 Earn-out Net Sales	shall have the meaning set forth in Schedule 1 Part 2;

2008 Earn-out Payment	shall have the meaning set forth in Schedule 1 Part 2;

2009 Earn-out Net Sales	shall have the meaning set forth in Schedule 1 Part 2;

Acceptance Notice	shall have the meaning set forth in Schedule 1 Part 2;

Accepted Earn-out Calculation	shall have the meaning set forth in Schedule 1 Part 2;

Accounts	the audited financial statements of the Company, prepared in accordance with the Companies Act 1985 and UK GAAP as at and for the accounting reference period ended on each of: (i) the Accounts Date; (ii) 31 March 2005; and (iii) 31 March 2004;

Accounts Date	31 March 2006;

Adjustments	the sum of the total, for the relevant Earn-out Period and as shown by the relevant Earn-out Accounts for that Earn-out Period, of the Company’s (i) advertising and direct mail costs, (ii) sales salaries and commission (excluding Christopher Ballard’s salary from 1 April 2006 to Completion), (iii) bad debts (net of recoveries from credit insurance policies), (iv) inventory write-offs, (v) bank charges and (vi) computer maintenance as defined in paragraph 4 of Schedule 1 Part 2 Earn-Out Accounting Policies;

Affiliate

(a)    in the case of a body corporate:

(i)      any subsidiary or holding company (as defined in section 736 of the Companies Act 1985) of the body corporate for the time being and any subsidiary for the time being of any such holding company; or

(ii)     any Person controlling or controlled by or under common control with such body corporate. For the purposes of this definition, the term “control” when used with respect to any Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether as an officer or director, through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing;

(b)     in the case of an individual (i) that individual’s spouse or children (together the individual’s family); (ii) the trustee or trustees (acting as such) of any trust of which the individual is the settler; (iii) any company in which such individual holds (together with any other Affiliate of that individual) equity shares such that they are able to exercise or control the exercise of more than 50% of the votes able to be cast at a general meeting and all subsidiaries (as defined in section 736 of the Companies Act 1985) of any such company; (iv) any partnership in which such individual (together with any Affiliate of that individual) has the right to a share of more than 50% of the assets or more than 50% of the income of the partnership; and (v) any personal representative of that individual (but only when acting in that capacity);

Aggregate Earn-out Contribution	shall have the meaning set forth in Schedule 1 Part 2;

AJ Bell Trustees Limited	a company incorporated in England and Wales with company number 3213118, whose registered office is at Trafford House, Chester Road, Manchester M32 0RS;

Balance Sheet	the audited balance sheet of the Company prepared in accordance with the Companies Act 1985 and UK GAAP as at the Accounts Date;

Barclays Debt	means the sum outstanding at Completion to Barclays Bank plc pursuant to the overdraft facility;

Bespoke Software and Hardware	means any products, computer and telecommunications software, hardware and related materials used in the Business developed wholly or partly by employees of the Company or commissioned by the Company;

Board	the board of directors of the Company as constituted from time to time;

Business	the supply of consumer electronics as conducted by the Company at Completion including radar detection and GPS location products, personal navigation products, security products and entertainment products for motor vehicles and databases containing road data including the location of speed cameras and other hazardous locations in the United Kingdom, Netherlands, Belgium, France, Spain, Portugal, Finland, Sweden, Norway, Denmark, Germany, Italy, Austria, Switzerland, Luxembourg;

Claw Back Earn-out Amount	shall have the meaning set forth in Schedule 1 Part 2;

Claw Back Earn-out Payment	shall have the meaning set forth in Schedule 1 Part 2;

Commercial Know-how	all information and know-how relating to the Business and the Company’s prospects, markets, pricing, policies, customers, suppliers, employees and consultants;

Company’s Self-Administered Pension Scheme	Performance Products Limited Self-Administered Pension Scheme c/o A J Bell Limited, Trafford House, Chester Road, Manchester M32 ORS;

Completion	completion by the parties of their respective obligations in accordance with Clauses 3.2 and 4;

Completion Balance Sheet	the balance sheet prepared in accordance with the provisions of Schedule 7;

Completion Date	the date on which Completion occurs;

Condition	the receipt by the Purchaser’s Solicitors of £11,500,000 from the Purchaser (or such sum being paid on its account);

Confidential Information	(i) all confidential information relating to the Business, including all data and information that is a trade secret or competitively sensitive, Commercial Know-how, records, methodologies, procedures, formulas, designs, specifications, drawings, data, manuals and instructions, sales information, business plans, software, accounting and Tax records, correspondence, orders and enquiries, whether or not such information is reduced to a tangible form or marked in writing as “confidential”; and (ii) any and all information which has been or which may be derived or obtained from any of the information detailed in (i);

Consultancy Agreement	the consultancy agreement for Christopher Ballard in the agreed form;

Dangerous Substance	any natural or artificial substance (whether solid, liquid or gas and whether alone or in combination with any other substance or radiation) capable of causing harm to any human or other living organism or damaging the environment, public health or welfare;

Date Compliant	means that none of performance, functionality or capacity (in their broadest meanings) is or will be affected in any way by the use or calculation of any dates including (but without limitation) that date-based functionality behaves and will behave consistently and that in all interfaces and data storage the century in any date is and will be specified either explicitly or by unambiguous algorithms or inferencing rules;

Deemed Accepted Earn-out Calculation	shall have the meaning set forth in Schedule 1 Part 2;

Disclosed IP Contracts	the Intellectual Property licences set out in Schedule 10 Part 3;

Disclosure Bundle	the agreed bundle of documents delivered to the Purchaser or the Guarantor and/or the Purchaser’s or the Guarantor’s professional advisers by the Seller and/or the Seller’s professional advisers, copies of which are annexed to the Disclosure Letter and for the purposes of identification only have been initialled by, or on behalf of, (a) the Sellers’ Solicitors and the Purchaser’s Solicitors in respect of the legal bundle and (b) Grant Thornton and BDO Stoy Hayward in respect of the financial bundle;

Disclosure Letter	the letter constituting exceptions to the Warranties in the agreed form signed by each of the Warrantors and delivered to the Purchaser pursuant to Clause 7.2;

Earn-out Accounts	shall have the meaning set forth in Schedule 1 Part 2;

Earn-out Calculation	shall have the meaning set forth in Schedule 1 Part 2;

Earn-out Consideration	the consideration paid to the Sellers by the Purchaser pursuant to Clause 3.1 and calculated in accordance with Schedule 1 Part 2;

Earn-out Contribution	the Earn-out Net Sales less Expenses and less Adjustments for the relevant Earn-out Period (calculated in accordance with the pro forma Earn-out Contribution calculation set out in paragraph 2 of Schedule 1 Part 2);

Earn-out Disagreement Notice	shall have the meaning set forth in Schedule 1 Part 2;

Earn-out Net Sales	the Company’s turnover (net of VAT, customer promotions, discounts allowed, invoice adjustments and returns) for the relevant Earn-out Period of the Company as shown by the relevant Earn-out Accounts;

Earn-out Period	each of (i) the twelve month period ending on 31 March 2007 (ii) the fourteen month period ending 31 May 2008, (iii) the twelve month period ending 31 March 2008 and (iv) the twelve month period ending 31 March 2009 (as the case may be);

Employees	those persons whose names or identity are set out in Schedule 13;

Encumbrance	any interest (in law or in equity) of any person, including any right to acquire, option and right of pre-emption, and any mortgage, charge, pledge, lien, assignment, hypothecation, security interest (including any created by law), title retention and other security agreement or arrangement and rental, title purchase and other agreements for payment on the deferred term;

Escrow Instruction Letter	means the Escrow Instruction Letter to the Purchaser’s Solicitors and the Sellers’ Solicitors in the agreed form signed by each of the Sellers and the Purchaser;

Excess Performance Payment	shall have the meaning set forth in Schedule 1 Part 2;

Expenses	the sum of the total, for the relevant Earn-out Period and as shown by the relevant Earn-out Accounts for that Earn-out Period, of (i) the actual cost per unit (including Navteq licence and import duty) at the actual rate at which the Company has paid (either through currency hedging or borrowing from the Purchaser or the Guarantor), (ii) discounts allowed, (iii) invoice adjustments, (iv) customer and consumer rebates and other promotions, (v) carriage, air and sea freight charges, (vi) packaging materials and (vii) returns and rectification costs;

Final Earn-out Calculation	shall have the meaning set forth in Schedule 1 Part 2;

Finally Determined	means in relation to a Relevant Claim, either (i) the Warrantors and the Purchaser (or their respective solicitors) agreement in writing (such written agreement not to be unduly withheld or delayed following any oral agreement between the parties); or (ii) the judgement of a court in respect of the Relevant Claim and either no right of appeal lies in respect of such judgment or the parties are debarred whether by passage of time or from exercising any such right of appeal;

Financial Year	means a financial year or other period in respect of which the Company prepares its audited accounts in accordance with the provisions of the Companies Act 1985;

Forecast Model	means the PPL Financial Model v3.2 xls as provided to the Purchaser/Guarantor on 21 July 2006;

Group Company	any company within the Purchaser’s Group including the Company, the Guarantor and its subsidiaries from time to time if any;

HMRC	Her Majesty’s Revenue and Customs;

Independent Accountant	an independent chartered accountant or firm of chartered accountants appointed jointly by the Purchaser and the Sellers or, if they fail to agree an appointee within seven Business Days of either first proposing such a person by notice to the other, to be appointed on the application of either party by the President or other senior officer for the time being of the Institute of Chartered Accountants in England and Wales;

Initial Consideration	£10,682,725 plus or minus the amount by which the aggregate of the Barclays Debt and the Venture Facility Debt is less than or greater than, as the case may be, £800,462;

Initial Consideration Payment	The sterling amount of the Initial Consideration less £1,135,535;

Intellectual Property	all legal and beneficial rights (including future and contingent rights) in each of the following: copyrights, trade and service marks, trade names, domain names, rights in logos and get-up, inventions, confidential information, trade secrets and know-how including Commercial Know-how, registered designs, design rights, patents, utility models, semi-conductor topographies, rights protecting goodwill or reputation, all rights of whatsoever nature in computer software and data, all rights of privacy and all intangible rights and privileges of a nature similar or allied to any of the foregoing, in every case in any part of the world and whether or not registered; and including all granted registrations and all applications for registration in respect of any of the same and all rights and protections of a similar nature or having equivalent effect which may subsist anywhere in the world;

Intellectual Property Rights	all Intellectual Property used or required to be used in or in connection with the Business as at Completion;

Irrevocable Mandates	forms of irrevocable mandate in the agreed form;

Joint Solicitors Account	the separately designated interest bearing deposit account with The Royal Bank of Scotland plc in the joint names of the Purchaser’s Solicitors and the Sellers’ Solicitors, the bank mandate for which requires the signature of one partner of the Purchaser’s Solicitors and the Sellers’ Solicitors to authorise any transaction in relation thereto;

Joint Solicitors Account Letter	the letter in the agreed form signed on behalf of the Purchaser’s Solicitors and the Sellers’ Solicitors relating to the operation of the Joint Solicitors Account;

Key Employees	Steven Ballard, Jason Ballard and Shaun Tolley;

Key Suppliers	BG Tech, AP Corp.(Cenix) and Asiteq;

Liabilities	all liabilities, duties and obligations of every description (including, for the avoidance of doubt, reasonable costs, reasonable expenses, charges, losses or expenditures incurred in investigating or defending against any liability that may arise), whether deriving from contract, common law, statute or otherwise, whether owed or incurred severally or jointly and as principal or surety and “Liability” means any one of them;

Limited Warranties	the Warranties other than the Warranties in paragraphs 2 and 3, of Schedule 4;

Limited Warranty Claim	a claim by the Purchaser or any Person deriving title from the Purchaser for any breach or alleged breach of any of the Limited Warranties;

Loan Notes	the loan notes to be issued to each of Steven Ballard, Jason Ballard and Shaun Tolley in respect of the Earn-out Consideration that may become due in accordance with Schedule 1 Part 2 pursuant to a Loan Note Instrument in the form attached at Schedule 8;

Management Accounts	the monthly unaudited balance sheet and profit and loss account of the Company for each month ending 30 April 2006, 31 May 2006, 30 June 2006, 31 July 2006 and 31 August 2006;

Monza	Monza Marketing & Consultancy, a company registered in Gibraltar and whose principal place of business is at 1203 Eurotowers, Gibraltar;

Monza Transfer Agreement	the transfer agreement entered into between Monza, Christopher Ballard and the Company pursuant to which Monza and Christopher Ballard have transferred all Intellectual Property Rights owned by them to the Company;

Moral Rights	means rights of integrity, rights of attribution and other rights of an analogous nature that may now exist or that may exist in the future anywhere in the world;

Non-Tax Retention Amount	£500,000;

Owned IP	all those Intellectual Property Rights which are set out in Schedule 10 Part 2 and including the Bespoke Software and Hardware;

Party	means each party to this Agreement and “parties” shall be construed accordingly;

Person	any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);

Property	the leasehold property details of which are set out in Schedule 12;

Purchaser’s Group	the Purchaser and all of the Purchaser’s Affiliates from time to time;

Purchaser’s Solicitors	Sidley Austin of Woolgate Exchange, 25 Basinghall Street, London EC2V 5HA;

Release Date	in the case of a Non-Tax Claim the date which is three years after the date of the issuance of proceedings in respect of such Non-Tax Claim pursuant to Clause 5 of this Agreement or in the case of a Tax Claim the date which falls on the seventh anniversary of Completion;

Relevant Claim	a Tax Claim or a Non-Tax Claim, as the case may be;

Representatives	of a Party means its Affiliates and the employees, officers, directors, agents, legal advisers or auditors of that Party and its Affiliates;

Retention Amount	the total of the Tax Retention Amount and the Non-Tax Retention Amount;

Sellers’ Representative	Christopher Ballard;

Sellers’ Solicitors	Cobbetts LLP of Ship Canal House, King Street, Manchester, M2 4WB;

Service Contracts	the service contracts for each of the Key Employees in the agreed form;

Shares	all of the issued shares in the capital of the Company;

Subsidiary	at any relevant time, any then subsidiary or subsidiary undertaking of the Company;

Tax and Taxation	any tax, charge, duty, levy, contribution, impost, withholding or liability imposed, whether in the United Kingdom or elsewhere, for support of national, federal, provincial, municipal, state or local government, and without limitation includes in the United Kingdom or elsewhere as appropriate income tax (including income tax or amounts equivalent to or in respect of income tax required to be deducted or withheld from or accounted for in respect of any payment), corporation tax, advance corporation tax and amounts equivalent to advance corporation tax, value added tax, capital gains tax, the charge on payments to employers under Section 601(1) Taxes Act, inheritance tax, insurance premium tax, landfill tax, national insurance (including national insurance or amounts in respect of national insurance required to be deducted or withheld from or accounted for in respect of any payment), stamp duty, stamp duty land tax, stamp duty reserve tax, customs and other import duties, excise duties, water supply, sewerage and drainage charges and non-domestic rates and shall also include any penalty, fine, surcharge or interest payable in addition to or in connection with any such tax, charge, duty, levy, contribution, impost, withholding or liability;

Taxes Act	the Income and Corporation Taxes Act 1988;

Tax Authority	any taxing or other authority, whether of the United Kingdom or elsewhere, which is competent to impose, collect or administer any Taxation;

Tax Covenant	the covenant relating to Tax contained at Schedule 9;

Tax Retention Amount	£635,535;

Tax Return	any return, report or similar statement required to be filed with respect to an Tax (including any attached schedules) including any information return, claim for refund, amended return or declaration of estimated Tax;

Tax Warranties	the Warranties contained in paragraph 27 of Schedule 4;

Tax Warranty Claim	a claim by the Purchaser or any Person deriving title from the Purchaser for any breach or alleged breach of any of the Tax Warranties;

Third Party	any Person who is not a Party to this Agreement;

UK GAAP	generally accepted accounting principles and practices in the United Kingdom as at the Completion Date or, where applicable, as at the relevant date to which UK GAAP has been or is to be applied;

US GAAP	generally accepted accounting principles and practices in the United States as at the Completion Date or, where applicable, as at the relevant date to which US GAAP has been or is to be applied;

Unlimited Warranties	the warranties in paragraphs 2 and 3 of Schedule 4;

Unlimited Warranty Claim	a claim by the Purchaser or any Person deriving title from the Purchaser for any breach or alleged breach of any of the Unlimited Warranties;

VATA	the Value Added Tax Act 1994;

Venture Facility Debt	means the balance due at Completion on the factoring facility granted to the Company by Venture Finance PLC pursuant to an agreement made between (1) Venture Factors PLC and (2) the Company dated 15 March 1996;

Warranties	the warranties given pursuant to Clause 4 and Schedule 4 (references to a particular Warranty being to a warranty statement set out in Schedule 4);

Warrantors	each Seller other than Stella Maxine Ballard and Marion Tolley; and

Warranty Claim	a claim by the Purchaser or any person deriving title from the Purchaser for any breach or alleged breach of any of the Warranties;

Working Capital	the working capital of the Company as at Completion, calculated in accordance with Schedule 7, as shown in the Working Capital Statement; and

Working Capital Statement	has the meaning given to it in Schedule 7.

1.2	References to any enactment, including any subordinate legislation (as defined under the Interpretation Act 1978) made pursuant to any enactment are to be construed as referring also to any amendment or re-enactment thereof (whether before or after the date hereof) and to any previous enactment which such enactment has replaced (with or without amendment) provided the amendment or re-enactment does not change the law at the date hereof.

1.3	A reference to a document being “in the agreed form” is to a document in terms agreed on behalf of the Purchaser and the Sellers and initialled on behalf of each of them for the purposes of identification only.

1.4	The ejusdem generis rule of construction shall not apply to this Agreement and accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class or examples of acts, matters or things.

1.5	Words and expressions which are defined in the Companies Acts 1985 and 1989 shall have the meanings attributed to them therein when used in this Agreement unless otherwise defined or the context otherwise requires.

1.6	Section 839 of the Taxes Act (connected persons) is to apply to determine whether a person is connected with another for the purposes of this Agreement.

1.7	References to those of the Parties that are individuals include their respective legal personal representatives.

1.8	References to the masculine or feminine genders include the neuter and vice versa.

1.9	References in this Agreement to the parties, the Introduction, Schedules and clauses are respectively to the parties, the Introduction and the Schedules to and the clauses of this Agreement.

1.10	References to a “Business Day” are to any day from Monday to Friday (inclusive) other than United Kingdom and/or United States of America public bank holidays during normal working hours in the United Kingdom.

1.11	The word “including” shall be construed to mean “including, without limitation”.

1.12	References to a Liability shall include all liabilities, duties and obligations of every description whether present or future, actual or contingent, ascertained or unascertained or disputed.

1.13	References to “indemnify” and “indemnifying” any person against any circumstance include indemnifying and keeping him harmless from all actions, claims and proceedings from time to time made against that person and all loss or damage and all payments, reasonable costs or reasonable expenses made or incurred by that person (on an after Tax basis) as a consequence of or which would not have arisen but for that circumstance.

2.	Sale and Purchase of the Shares

2.1	The Sellers shall sell, or procure the sale of, and the Purchaser shall purchase those Shares set opposite each Seller’s name in Schedule 1 Part 1 together with all rights attached or accruing to the Shares at Completion.

2.2	The Sellers have the right to transfer legal and beneficial title to the Shares.

2.3	The Shares shall be free from all Encumbrances and from all other rights exercisable by or claims by third parties.

2.4	The Purchaser shall be entitled to exercise all rights attached or accruing to the Shares including, without limitation, the right to receive all dividends, distributions or any return of capital declared, paid or made by the Company on or after Completion.

2.5	Each of the Sellers waives all rights of pre-emption over any of the Shares conferred upon him by the articles of association of the Company or in any other way and undertakes to take all steps necessary to ensure that any rights of pre-emption over any of the Shares are waived.

2.6	For the avoidance of doubt, Part 1 Law of Property (Miscellaneous Provisions) Act 1994 shall not apply for the purposes of this Clause 2.

3.	Consideration

3.1	The total consideration payable for the sale of the Shares (the “Consideration”) shall be the aggregate of:

(a)	the Initial Consideration (as adjusted in accordance with Clause 3.3 or Clause 3.4, as the case may be); plus

(b)	the Earn-out Consideration.

3.2	Payment of the Initial Consideration for the Shares shall be satisfied by payment of (i) the Initial Consideration Payment payable in cash to the Sellers at Completion and (ii) the Retention Amount, in each case in accordance with Schedule 3 Part 2.

3.3	The parties shall comply with the terms of Schedule 7 and within 5 Business Days after the final agreement or determination of the Working Capital, the Purchaser shall pay the amount (if any) by which the Working Capital is more than £10,000 greater than £1,921,034 in cash by telegraphic transfer to the Sellers’ Solicitors or such other account as the Sellers may notify to the Purchaser at least 5 Business Days prior to such payment being due.

3.4	The parties shall comply with the terms of Schedule 7 and within 5 Business Days after the final agreement or determination of the Working Capital, the Sellers shall pay the amount (if any) by which the Working Capital is more than £10,000 less than £1,921,034 in cash by telegraphic transfer to such account as the Purchaser shall notify to the Sellers’ Representative at least 5 Business Days prior to such payment being due.

3.5	Payment of the Earn-out Consideration (if any) for the Shares shall be satisfied:

(a)	in respect of Christopher Ballard by payment in cash by telegraphic transfer to the Sellers’ Solicitors or such other account as Christopher Ballard may notify to the Purchaser at least 5 Business Days prior to such payment being due; and

(b)	in respect of each of Steven Ballard, Jason Ballard and Shaun Tolley by the issuance of a Loan Note certificate in favour of each of Steven Ballard, Jason Ballard and Shaun Tolley from the Purchaser in the form attached at Schedule 8 to the Sellers’ Solicitors, for the amount of the consideration calculated for the relevant Earn-Out Period in accordance with Schedule 1 Part 2 and in the proportion of Earn-out Consideration set out in column 5 of Part 1 of Schedule 1.

4.	Completion

4.1	Subject to the following provisions of this clause, Completion shall take place as soon as reasonably possible following the satisfaction of the Condition at the offices of the Seller’s Solicitors at Ship Canal House, King Street, Manchester or at such place and in such manner as the parties shall otherwise agree.

4.2	At Completion the Sellers shall do those things listed in Schedule 3 Part 1.

4.3	The Purchaser shall not be obliged to complete this Agreement unless all the Sellers comply fully with the requirements and conditions of Clause 4.2 and Schedule 3 Part 1.

4.4	The Purchaser shall not be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all the Shares is completed simultaneously.

4.5	At Completion, if the Sellers have complied fully with the requirements of Clause 4.2 and Schedule 3 Part 1, the Purchaser shall do those things listed in Schedule 3 Part 2.

4.6	If the Condition shall not have been satisfied by 5 pm on 20 October 2006 then any Party hereto may terminate this Agreement with immediate effect by notice in writing to the others. A termination of this Agreement by any one Party shall effect a termination of each and every Party’s obligations hereunder.

5.	Retention Amount and Joint Solicitors Account

5.1	At Completion the Purchaser shall deposit the Retention Amount into the Joint Solicitors Account in accordance with Clause 3.2.

5.2	The Purchaser may use:

(a)	the Non-Tax Retention Amount, or any part thereof, credited to the Joint Solicitors Account in settling any Warranty Claim and/or any claim under the specific indemnities in Clause 8 of this Agreement, other than a claim relating to Tax (for the purposes of this Clause 5, a “Non-Tax Claim”); and

(b)	the Tax Retention Amount, or any part thereof, credited to the Joint Solicitors Account in settling any claim relating to Tax on amounts billed by Monza (for the purposes of this Clause 5, a “Tax Claim”), in accordance with this Clause 5.

5.3	The Purchaser’s use of the funds credited to the Joint Solicitors Account for the purposes described at Clause 5.2 shall be subject to compliance with the following procedure:

(a)	the Purchaser, acting in good faith and promptly upon becoming aware of the same, shall first give notice (the “Claim Notice”) of the Relevant Claim to the Sellers which shall state:

(i)	the nature of the claim; and

(ii)	the amount claimed (including estimated costs) in respect of the Relevant Claim (such amount being, the “Amount Claimed”);

(b)	within 30 days starting on the day after receipt of a Claim Notice, the Sellers shall give the Buyer notice (the “Response Notice”) stating:

(i)	whether or not liability for the Relevant Claim is accepted; and

(ii)	if liability for the Relevant Claim is not accepted, the reasons for such dispute; or

(iii)	if liability for the Relevant Claim is accepted, whether the Amount Claimed is accepted in full or in part. Where only part of the Amount Claimed is accepted, the Response Notice shall include the reasons why a portion of the Amount Claimed is disputed;

(c)	if following receipt of a Claim Notice, the Sellers fail to give a corresponding Response Notice in accordance with Clause 5.3(b), the Amount Claimed stated in the Claim Notice shall be paid to the Purchaser out of the Non-Tax Retention Amount or Tax Retention Amount (as applicable) credited to the Joint Solicitors Account; and

(d)	if the Sellers accept in a Response Notice the whole or part of the relevant Amount Claimed or the Relevant Claim giving rise to the Amount Claimed is Finally Determined, the amount so accepted or Finally Determined (in the latter case less any money previously paid under this Clause 5.3(d) in respect of the Relevant Claim) shall be paid to the Purchaser from the Non-Tax Retention Amount or Tax Retention Amount, as applicable.

5.4	To the extent that a payment to the Purchaser out of the Joint Solicitors Account in respect of a Relevant Claim is less than the Amount Claimed, it is a payment on account of the amount Finally Determined to be payable in respect of the Relevant Claim.

5.5	Without prejudice to Clause 5.3:

(a)	on the 2007 Earn-out Payment Day there shall be released to the Sellers from the Joint Solicitors Account the amount of the Non-Tax Retention Amount then standing to the credit of the Joint Solicitors Account less the aggregate amount of all then unpaid (or partly paid) Amounts Claimed in respect of outstanding Non-Tax Claims notified to the Sellers in accordance with Clause 5.3(a) on or before the 2007 Earn-out Payment Day; and

(b)	on the seventh anniversary of Completion there shall be released to the Sellers from the Joint Solicitors Account the amount of the Tax Retention Amount then standing to the credit of the Joint Solicitors Account less the aggregate amount of all then unpaid (or partly paid) Amounts Claimed in respect of outstanding Tax Claims notified to the Sellers in accordance with Clause 5.3(a) on or before the seventh anniversary of Completion.

The proportion of the funds to be paid to each of the Sellers pursuant to this Clause 5.3 shall be determined in accordance with the same proportions as those by which the Earn-out Consideration (if any) will be paid to each of the Sellers in accordance with column 5 of Schedule 1 Part 1.

5.6	Subject to Clause 5.9, following any release of funds to the Sellers pursuant to Clause 5.5(a), any amount of the Non-Tax Retention Amount which remains credited to the Joint Solicitors Account shall be retained in the Joint Solicitors Account in order to meet any liability under each Non-Tax Claim outstanding at the 2007 Earn-out Payment Day and, for the avoidance of doubt, the provisions of Clauses 5.3(d) and 5.4 above shall continue to apply after the 2007 Earn-out Payment Day until such time as all Non-Tax Claims outstanding and notified as at the 2007 Earn-out Payment Day have been Finally Determined or, if earlier, the Release Date. For the avoidance of doubt, if any Non-Tax Retention Amount remains credited to the Joint Solicitors Account after:

(a)	all Non-Tax Claims outstanding and notified as at the 2007 Earn-out Payment Day have been Finally Determined; and

(b)	all payments to the Purchaser in respect of such Non-Tax Claims (and all previous claims Finally Determined wholly or partly in favour of the Purchaser) having been made to the Purchaser pursuant to Clause 5.3(d), then such remaining amount of the Non-Tax Retention Amount shall be released from the Joint Solicitors Account and paid to the Sellers.

5.7	Subject to Clause 5.9, following any release of funds to the Sellers pursuant to Clause 5.5(b), any amount of the Tax Retention Amount which remains credited to the Joint Solicitors Account shall be retained in the Joint Solicitors Account in order to meet any liability under each Tax Claim outstanding and notified to the Sellers at the seventh anniversary of Completion and, for the avoidance of doubt, the provisions of Clauses 5.3(d) and 5.4 above shall continue to apply after the seventh anniversary of Completion until such time as all Tax Claims outstanding and notified as at the seventh anniversary of Completion have been Finally Determined. For the avoidance of doubt, if any Tax Retention Amount remains credited to the Joint Solicitors Account after:

(a)	all Tax Claims outstanding and notified as at the seventh anniversary of Completion have been Finally Determined; and

(b)	all payments to the Purchaser in respect of such Tax Claims (and all previous claims Finally Determined wholly or partly in favour of the Buyer) having been made to the Purchaser pursuant to Clause 5.3(d), then such remaining amount of the Tax Retention Amount shall be released from the Joint Solicitors Account and paid to the Sellers.

5.8	If the Purchaser or the Sellers are entitled in accordance with Clauses 5.3, 5.5, 5.6, 5.7 or 5.9. 5.10 to any amount credited to the Joint Solicitors Account, the Purchaser and the Sellers shall within seven days starting on the date after the date any such entitlement arises jointly instruct the Purchaser’s Solicitors and the Sellers’ Solicitors in writing to release the money to the Purchaser or the Sellers, as the case may be.

5.9	If a Relevant Claim has not been Finally Determined by the Release Date, the Amount Claimed in respect of such Relevant Claim shall be released from the Joint Solicitors Account and will be paid to each of the Sellers in accordance with the same proportions as those by which the Earn-out Consideration (if any) will be paid to each of the Sellers in accordance with the proportions set out in column 5 of Schedule 1 Part 1.

5.10	If the Sellers shall evidence to the reasonable satisfaction of the Purchaser that no Tax Claim or no further Tax Claim is likely to exist then there shall be released to the Sellers from the Joint Solicitors Account the amount of the Tax Retention Amount then standing to the credit of the Joint Solicitors Account less the aggregate amount of all then unpaid (or partly paid) Amounts Claimed in respect of outstanding Tax Claims notified to the Sellers in accordance with Clause 5.3(a) on or before the seventh anniversary of Completion.

5.11	For the avoidance of doubt, nothing in this Clause 5 shall prejudice the Purchaser’s right and ability to make, and recover any amount in respect of, a Claim at any time after the second or seventh anniversary of Completion (irrespective of whether such Claim arises before or after the 2007 Earn-out Payment Day or the seventh anniversary of Completion).

5.12	Interest accruing from time to time on the balance of money standing to the credit of the Joint Solicitors Account shall be added to the money standing to the credit of the Joint Solicitors Account and shall be distributed to the Purchaser or the Sellers, as the case may be, in proportion to the payment of amounts out of the Joint Solicitors Account, subject, if necessary as required by law, to deduction of income tax, in which case such deduction shall be evidenced by appropriate certificates of such deduction.

6.	Warrantors’ Warranties

6.1	The Warrantors each warrant to the Purchaser that each of the Warranties is accurate in all respects and not misleading at the date of this Agreement.

6.2	The Warrantors accept that the Purchaser is entering into this Agreement in reliance on the Warranties made by the Warrantors.

6.3	The Warrantors undertake to fairly disclose in writing to the Purchaser anything of which they are aware is or may constitute a breach of or be inconsistent with any of the Warranties immediately after it comes to the actual notice of any of them, at the time of and/or after Completion.

6.4	The Warranties are given subject to the matters fairly disclosed in the Disclosure Letter in accordance with Clause 7.2 below.

6.5	The Warrantors undertake (if any claim is made against any of them in connection with the sale of the Shares to the Purchaser) not to make any claim against any director, employee or adviser of the Company on whom any of them may have relied before agreeing to any terms of this Agreement or authorising any statement in the Disclosure Letter, but this shall not preclude any Warrantor from claiming against any other Warrantor under any right of contribution or indemnity to which he may be entitled save in the case of fraud or dishonesty.

6.6	Each of the Warranties shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Agreement.

6.7	The rights or benefits of or under the Warranties may be assigned (together with any cause of action arising in connection with any Warranty, indemnity or covenant) by the Purchaser in accordance with Clause 17.

6.8	Any reference to the Warrantors’ knowledge or awareness in the Warranties shall mean such knowledge or awareness as any of the Warrantors have or would have had had they made all reasonable enquiries of the matters subject to warranty, given their position as owners and directors of the Company.

6.9	The provisions of Clause 7 and Schedule 6 shall, where relevant, apply to limit the liability of the Warrantors under the Warranties.

6.10	The Sellers give no representation and make no warranty save only as to the extent expressly set out in this Agreement.

7.	Purchaser’s Remedies and Sellers’ Limitations on Liability

7.1	Neither the Warranties nor any right or remedy of the Purchaser under this Agreement shall in any respect be extinguished or effected by Completion.

7.2	In the absence of any fraud or dishonesty on the part of any of the Sellers or any of their respective agents or advisers, the Purchaser shall not be entitled to claim that any fact or circumstance causes any of the Warranties to be breached or renders any Warranty misleading if it has been fairly disclosed to the Purchaser (with sufficient detail to allow the Purchaser to identify the nature and scope of the matters disclosed to the Purchaser) in the Disclosure Letter.

7.3	In the absence of any fraud or dishonesty on the part of any of the Sellers or any of their respective agents or advisers, no liability shall attach to the Warrantors in respect of claims under the Warranties if and to the extent that the limitations set out in Schedule 6 apply.

7.4	If, following Completion, the Purchaser becomes aware that there has been any breach of the Warranties in the absence of fraud or dishonesty on the part of any of the Sellers or any of their respective agents or advisers, the Purchaser shall not be entitled to terminate or rescind this Agreement but shall be entitled to claim damages or exercise any other right, power or remedy under this Agreement or as otherwise provided by law.

8.	Warrantors’ Undertakings

8.1	Each of the Warrantors agrees and undertakes to hold harmless and indemnify the Purchaser and the Company in respect of any and all Liabilities (excluding Tax) that arise in respect of or as a result of:

(a)	the sale of the Property to Christopher Ballard and AJ Bell Trustees Limited, together being the trustees of the Company’s Self-Administered Pension Scheme;

(b)	financial penalties in respect of delayed delivery of products prior to Completion to customers of the Company to which the Company makes more than five per cent. of the aggregate amount of all sales of the Company;

(c)	legal proceedings issued on or before the fifth anniversary of the Completion Date against the Company and/or the Purchaser in respect of the Business as it relates to Intellectual Property located in any jurisdiction in Europe and in respect of the Intellectual Property Rights located in any jurisdiction in Europe.

8.2	Each of the Warrantors agrees with the Purchaser (on behalf of the Company) to pay to the Company an amount equal to the reasonable costs and expenses of lawyers, accountants and other advisers incurred by the Company after Completion in connection with any Claim relating to Tax on amounts billed by Monza.

8.3	Each of Steven Ballard, Jason Ballard and Shaun Tolley undertakes that, at the reasonable request of the Purchaser, he shall sign an election in the form and within the time periods specified by Section 431 Income Tax (Earnings and Pensions) Act 2003.

9.	Purchaser’s Warranties and Undertaking

9.1	The Purchaser warrants to the Sellers that each of the warranties in Schedule 5 (the “Purchaser’s Warranties”) is accurate in all respects and not misleading at the date of this Agreement.

9.2	As soon as reasonably possible after Completion the Purchaser shall procure that the Company shall repay the Barclays Debt and the Venture Facility Debt and the Purchaser shall not and shall procure that no further drawings are made on those facilities.

9.3	The Purchaser undertakes that, at the reasonable request of any of Steven Ballard, Jason Ballard or Shaun Tolley, the Purchaser shall sign an election in the form and within the time periods specified by Section 431 Income Tax (Earnings and Pensions) Act 2003.

10.	Tax

10.1	All sums payable by the Sellers under this Agreement shall be paid free and clear of all deductions or withholdings whatsoever save only as provided in this Agreement or as may be required by law.

10.2	If any deduction or withholding is required by law from any payment of the Sellers then, except in relation to interest, the Sellers shall be obliged to pay the other person such additional sum as will, after such deduction or withholding has been made, leave the other person with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

10.3	If any Tax Authority brings into charge to tax any sum paid by the Sellers to any other person under this Agreement then, except in relation to interest, the amount so payable shall be grossed up by such amount as will ensure that, after payment of the tax so charged, there will be left a sum equal to the amount that would otherwise have been payable had the sum in question not been so charged to tax save to the extent that payment is subject to Taxation as a result of the assignment of the benefit of this Agreement so as to prevent the application of ESC D33 (the “Zim” Concession) to such payment.

11.	Restrictive Covenants

11.1	For the purpose of assuring the Purchaser of the value of the Shares and the benefit of the goodwill of the Business of the Company, each of the Sellers hereby undertakes to each of the Purchaser and the Company that (save for any interest in the shares or other securities of a company traded on a securities market so long as such interest does not extend to more than 3% of the issued share capital of the company or the class of securities concerned) it shall not, except as otherwise agreed in writing by the Purchaser (such consent not to be unreasonably withheld), for a period of three years from the date of this Agreement:

(a)	supply goods or services to any person (or solicit or endeavour to solicit the custom of any person with a view to doing so) where that person was at Completion (or, during the period of 12 months before Completion, had been) a customer of the Company, where those goods or services are the same as, or compete with, goods or services supplied by the Company to that person at, or during, the period of 12 months before, Completion;

(b)	in connection with any business which competes with the Business of the Company, solicit or entice away or endeavour to solicit or entice away any Relevant Person, or contact any Relevant Person, with a view to his engagement or employment by any person, whether or not such Relevant Person would commit a breach of his or her contract of employment by reason of leaving service; in this Clause 11.1(b), and Clause 11.1(c) below, a “Relevant Person” means any officer or employee of the Company who was at Completion, or during the period of six months before Completion, employed in or otherwise engaged by the Business other than: any person who was neither, as a part of his or her duties, privy to Confidential Information nor would be in a position to exploit the trade connections of the Company;

(c)	in connection with any business which competes with the Business of the Company, engage or employ any Relevant Person, whether or not such Relevant Person would commit a breach of his or her contract of employment by reason of leaving service;

(d)	carry on or be engaged, concerned or interested in, or assist in, any business which, in any territory, competes directly or indirectly with the business of the Company as carried on at Completion;

(e)	do or say anything which is harmful to the reputation of the Company or its Business or which may lead any person to cease to deal with the Company on substantially equivalent terms to those previously offered or at all; or

(f)	seek to contract with or engage (in such a way as to adversely affect the business of the Company as carried on at Completion) any person who has been contracted with or engaged to manufacture, assemble, supply or deliver products, goods, materials or services to the Company at any time during the period of 12 months before Completion, provided that nothing in this Clause 11.1 shall restrict the due and proper performance by Christopher Ballard of his Consultancy Agreement or the due and proper performance by the Key Employees of their respective Service Contracts.

11.2	Each of the restrictions contained in each paragraph of Clause 11.1 is a separate and severable undertaking by each of the Sellers and will be enforceable by the Buyer separately and independently of its right to enforce any one or more of the other undertakings contained in Clause 11.1.

11.3	The Parties hereby acknowledge that each such Party considers the restrictions contained in each paragraph of Clause 11.1 to be reasonable both individually and in the aggregate and that the duration extent and application of each of such restrictions are no greater than is necessary for the protection of the goodwill of the Business of the Company. If any such undertaking is found to be void but would be valid if some part were deleted or the period or area of application were reduced, then such undertaking will apply with such modification as may be necessary to make it valid and effective.

12.	Confidentiality

12.1	Except as required by applicable law, binding regulation, the rules and regulations of any applicable stock exchange, the rules and regulations of the Securities Exchange Commission or a court of competent jurisdiction, each Party shall keep confidential and not disclose to any Third Party (other than to such Party’s Representatives as necessary for the purpose of performing this Agreement), and shall cause its Representatives to keep confidential and not disclose to any Third Party, any of the terms and conditions of this Agreement, without the prior written consent of the other Party.

12.2	The Sellers shall keep secret and confidential and not use, disclose or divulge to any Third Party or enable or cause any person to become aware of any Confidential Information; provided that nothing in this clause shall restrict the Sellers with respect to information or data identical or similar to that contained in Confidential Information, but which:

(a)	subsequently becomes publicly available through no fault of the Sellers;

(b)	is required to be disclosed by law or regulation binding upon the Sellers, or by court order binding upon the Sellers, provided that in such cases it will to the extent legally permissible, exercise reasonable efforts to notify the Purchaser prior to any disclosure;

(c)	is required in the due and proper performance by Christopher Ballard of his Consultancy Agreement; or

(d)	is required in the due and proper performance by the Sellers of their respective Service Contracts.

12.3	In the event of any breach of this clause, the Parties agree that the non-breaching Party will suffer irreparable harm and the total amount of monetary damages for any injury to the non-breaching Party from any violation of this clause will be difficult or impossible to calculate and will therefore be an inadequate remedy. Accordingly, the Parties agree that the non-breaching Party shall be entitled to seek temporary and permanent injunctive relief against the breaching Party and its Representatives, in addition to the other rights and remedies to which the non-breaching Party may be entitled at law, in equity and under this Agreement, for any violation of this clause. The provisions of this clause shall survive the expiry or termination of this Agreement.

13.	Sellers’ Representative

13.1	Until the last date on which it may be necessary for the Purchaser or the Purchaser’s Parent and the Sellers to have dealings with each other in respect of their rights and obligations under this Agreement, the Sellers shall procure that there shall be one person (the “Sellers’ Representative”) that shall have the right, power and authority on behalf of each Seller:

(a)	to make decisions in relation to dealings with each other in respect of their rights and obligations under this Agreement;

(b)	to receive and to distribute all notices and other communications to any Seller in relation to this Agreement; and

(c)	generally to act for and on behalf of each Seller in respect of such dealings.

13.2	Each Seller shall be deemed automatically to have consented to the appointment of the Sellers’ Representative and the right, power and authority of the Sellers’ Representative and the exercise thereof. Such right, power and authority shall be exercised so that:

(a)	all decisions shall be made within the period (if any) required by this Agreement (and in that connection the Sellers’ Representative shall have the right to act upon the instructions of the Sellers, in such numbers or determined by such classes as they may agree, provided that the Sellers’ Representative shall have full right, power and authority to act in the absence of such instructions); and

(b)	each Seller shall not otherwise attempt to exercise any right, power or authority in relation to this Agreement in lieu of the Sellers’ Representative, even if such Seller shall be prejudiced thereby.

13.3	The initial Sellers’ Representative is Christopher Ballard.

13.4	Any change in the Sellers’ Representative or the persons through which it shall act shall not be effective until three of the Sellers shall have notified the Purchaser as to such change.

13.5	The Sellers’ Representative shall provide to the Purchaser such evidence as the Purchaser shall reasonably request to evidence the appointment of the Sellers’ Representative and, where relevant, the persons through which it shall act.

14.	Announcements

No announcement concerning this Agreement shall be made or caused to be made before or after Completion by any party without the prior written approval of the other parties, except to the extent that such announcement is required by applicable law, binding regulation, the rules and regulations of any applicable stock exchange, the rules and regulations of the Securities Exchange Commission or by a court of competent jurisdiction.

15.	Joint and Several Liability

15.1	The obligations of the Sellers under this Agreement shall be joint and several.

15.2	If any liability of one or more of the Sellers is or becomes illegal, invalid or unenforceable in any respect, that shall not effect or impair the liabilities or obligations of the other Sellers.

16.	Further Assurance

Each of the Sellers shall at its own cost from time to time, on being required to do so by the Purchaser, now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of all documents in a form satisfactory to the Purchaser which the Purchaser may reasonably consider necessary for giving full effect to this Agreement and securing to the Purchaser the full benefit of the rights, powers and remedies conferred upon the Purchaser in this Agreement, provided that nothing in this Clause 16 shall require a Seller who remains in the management of the Company following Completion to be obliged to bring a Warranty Claim at his own expense.

17.	Assignment

17.1	The Sellers agree and acknowledge that the Purchaser shall be entitled at any time to assign, transfer or charge all or any of its rights or obligations under this Agreement to any group undertaking of the Purchaser provided that if such undertaking ceases to be a member of the Purchaser’s Group the benefit, rights and obligations of this Agreement shall be re-assigned to another member of the Purchaser’s Group immediately before such cessation and provided that any assignment does not increase the liability of the Sellers under this Agreement.

17.2	The Purchaser may assign its rights under this Agreement by way of security to any bank(s) and/or financial institution(s) lending money or making other banking facilities available to the Purchaser in connection with the acquisition of the Shares provided that any such assignment does not increase the liability of the Sellers under this Agreement. The Purchaser acknowledges and agrees that the rights conferred on any such assignee shall only be exercisable at the same time as it exercises its security under such finance arrangements.

18.	Contracts Rights of Third Parties Act 1999

The parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

19.	Set Off

19.1	The payment of the Earn-out Consideration shall be subject to the Purchaser’s rights to deduct from a payment of the Earn-out Consideration any sums Finally Determined as payable to the Purchaser in respect of a Relevant Claim

19.2	If the Purchaser shall have made a bona fide Relevant Claim which has not been Finally Determined by the day of the Final Earn-out Calculation for the relevant Earn-out Period, the Purchaser may serve on the Sellers’ Representative a notice in writing (a “Set Off Notice”) specifying the Purchaser’s bona fide estimate of the amount due in respect of the Claim (the “Set Off Amount Claimed”) and stating that the Set Off Amount Claimed, to the extent that there are insufficient funds otherwise in the Joint Solicitors Account, shall be deposited by the Purchaser into the Joint Solicitors Account if the Relevant Claim has not been Finally Determined by the day on which the Earn-out Consideration for the relevant Earn-out Period is due to be paid.

19.3	If the Relevant Claim has not been Finally Determined by the day on which the Earn-out Consideration for the relevant Earn-out Period is due to be paid, the Purchaser shall deposit an amount up to the Set Off Amount Claimed in the Joint Solicitors Account on such day.

19.4	To the extent that any sum of money deposited into the Joint Solicitors Account would have fallen due to a Warrantor under the Loan Notes, such Warrantor shall deliver to the Purchaser the certificate relative to such Loan Notes for cancellation against which the Purchaser shall deliver within 7 days to such Warrantor a new certificate in respect of any balance then remaining due under the Loan Notes.

19.5	Once any Relevant Claim in respect of which a Set Off Amount Claimed has been Finally Determined, the sum Finally Determined to be due to the Purchaser shall be paid to the Purchaser from the funds standing to the credit of the Joint Solicitors Account. If a Relevant Claim has not been Finally Determined by the Release Date, the amount deposited into the Joint Solicitors Account in respect of such Relevant Claim shall be paid to the Warrantors. If the amount deposited into the Joint Solicitors Account in respect of a Claim exceeds the amount Finally Determined due to be paid to the Purchaser in respect of such Claim, the balance shall be paid to the Warrantors (in the proportions set out in column 6 of Part 1 of Schedule 1) out of the Joint Solicitors Account.

19.6	To the extent that any sum of money deposited into the Joint Solicitors Account is to be subsequently paid to a Warrantor who is to receive Loan Notes for the Earn-out Consideration, the Purchaser shall pay any such sum of money to such Warrantor by the issuance of Loan Notes in the requisite amount.

19.7	All interest accruing shall be credited to and form part of the Joint Solicitors Account immediately it is credited and interest shall follow principal in payments from the Joint Solicitors Account.

19.8	To the extent that a payment paid to the Purchaser from the Joint Solicitors Account is equal to the amount Finally Determined in respect of a Relevant Claim to be due to the Purchaser, such amount paid to the Purchaser shall satisfy and discharge the Relevant Claim and the obligation of the Warrantors to make payment to the Purchaser in respect of that Relevant Claim.

20.	Guarantee

20.1	In consideration of the Sellers entering into this Agreement, the Guarantor, at the request of the Purchaser, unconditionally and irrevocably guarantees as a primary obligation to the Sellers and its successors, permitted transferees and permitted assigns the due and punctual performance and observance by the Purchaser of all the Purchaser’s obligations, and the punctual discharge by the Purchaser of all the Purchaser’s liabilities to the Sellers, arising under this Agreement or arising from any termination of this Agreement.

20.2	If the Purchaser defaults in the payment when due of any amount payable to the Sellers under this Agreement or arising from its termination, the Guarantor shall, immediately on demand by the Sellers, unconditionally pay that amount to the Sellers in the manner prescribed in this Agreement as if it were the Purchaser.

20.3	This guarantee is a continuing guarantee and shall extend to the ultimate balance of sums payable by the Purchaser under this Agreement, regardless of any intermediate payment or discharge in whole or in part. It shall not be affected by any act, omission, matter or thing which, but for this Clause 20.3, would reduce, release or prejudice any of the Guarantor’s obligations under this Clause 20 (without limitation and whether or not known to it or the Sellers).

20.4	If any payment by the Purchaser, or any discharge given by the Sellers, is avoided or reduced as a result of insolvency or any similar event, the liability of the Purchaser and the Guarantor shall continue as if the payment, discharge, avoidance or reduction had not occurred and the Sellers shall be entitled to recover the value or amount of that security or payment. The Guarantor waives any right it may have of first requiring the Sellers (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 20.

20.5	Until all amounts which may be or become payable by the Purchaser under or in connection with this Agreement have been irrevocably paid in full, the Sellers (or any trustee or agent on its behalf) may hold in an interest-bearing suspense account any monies received from the Guarantor, or on account of the Guarantor’s liability under this Clause 20.5, and may, as they see fit, apply or not apply any other monies, securities or rights in respect of those amounts.

20.6	Until all amounts which may be or become payable by the Purchaser under or in connection with this Agreement have been irrevocably paid in full, and unless the Sellers otherwise direct in writing, the Guarantor shall not exercise any rights which it may have by reason of performance by it of its obligations under this Clause 20.6.

20.7	The obligations of the Guarantor shall be in addition to and independent of all other security which the Sellers may at any time hold in respect of any of the obligations of the Purchaser under this Agreement.

20.8	As an independent and primary obligation, without prejudice to Clause 20.1, the Guarantor unconditionally and irrevocably agrees to indemnify and keep indemnified the Sellers from and against all and any losses, costs, claims, liabilities, damages, demands and expenses suffered or incurred by the Sellers and arising from failure of the Purchaser to comply with any of its obligations, or discharge any of its liabilities, under this Agreement or through any of the guaranteed obligations becoming unenforceable, invalid or illegal (on any grounds, whether known to it or the Sellers or not).

20.9	The Guarantor warrants to the Sellers that it has full power to enter into and perform this Agreement and this Agreement constitutes obligations binding on the Guarantor in accordance with its terms.

21.	General

21.1	Each Party shall pay its own costs and expenses in relation to the negotiation, preparation and implementation of this Agreement (and the documents referred to in it), including the fees and disbursements of their respective legal, accountancy and other advisers.

21.2	The waiver, express or implied, by any Party of any right under this Agreement or any failure to perform or breach by another Party shall not constitute or be deemed a waiver of any other right under this Agreement.

21.3	This Agreement and the documents referred to in this Agreement constitute the whole agreement between the Parties in relation to the subject matter covered and supersede any previous agreement between the Parties in relation to such matters which shall cease to have any further effect. It is agreed that:

(a)	no Party has entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out in this Agreement;

(b)	in the absence of fraud, no party will have any remedy in respect of any untrue statement, made to it or its representatives or agents, upon which it or they relied and such Party’s only remedy will be for breach of contract; and

(c)	this clause shall not exclude any liability for fraudulent misrepresentation.

21.4	No amendment, change or addition hereto shall be effective or binding on any Party unless reduced to writing and executed by all the Parties for the time being.

21.5	Nothing in this Agreement shall constitute or be deemed to constitute a partnership, joint venture, association or other cooperative entity between the Parties or any of them.

21.6	The headings to clauses of this Agreement are for ease of reference only and do not form part of this Agreement and shall not in any way affect its construction.

21.7	This Agreement may be executed in any number of counterparts (whether original or facsimile counterparts) and upon due execution of all such counterparts by one or more parties, each counterpart shall be deemed to be an original hereof.

21.8	Any notices given in connection with this Agreement shall be in writing and may be given:

(a)	to any company which is a Party at its registered office (or such other address as it may notify to the other Parties to this Agreement for such purpose);

(b)	to any individual who is a Party at the address of that individual shown in Schedule 1 Part 1;

(or in each such case such other address as the recipient may notify to the other Parties for such purpose) and will be effectively served:

(i)	on the day of receipt, where any hand delivered letter or facsimile is received on any Business Day before or during normal working hours;

(ii)	on the following Business Day, where any hand delivered letter or facsimile is received either on any Business Day after normal working hours or on any day which is not a Business Day; or

(iii)	on the second Business Day following the day of posting, upon despatch from within the United Kingdom of any posted letter by post office inland first class mail or (as the case may be) airmail postage prepaid.

Any notice given to Christopher Leonard Ballard shall (without limiting other valid methods of service) be given by fax to 00 34 952 856 211 and by e-mail to chris@chrisballard.co.uk (or to such fax number and/or e-mail address as he may notify to the Purchaser in writing from time to time). Such e-mail notice shall be valid notwithstanding any failure of delivery. Hard copies of such notices shall be given on the date of service to Cobbetts (reference RGT/NLF). Notices shall not be validly served if given only by e-mail.

21.9	This Agreement (other than obligations that have already been fully performed) remains in full force after Completion.

21.10	If at any time any provision of this Agreement is or becomes invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

21.11	This Agreement is governed by and is to be construed in accordance with the laws of England and the Parties hereby agree to submit to the exclusive jurisdiction of the English courts.

SCHEDULE 1

Part 1: Particulars of the Shares and Consideration

Seller (1)	Number of Shares to be sold (2)	Percentage of Initial Consideration payable at Completion (%) (3)	Retention Amount (£) (4)	Proportion of Earn-out Consideration (if any) (%) (5)	Maximum Percentage (6)	Maximum Liability (7)
Christopher Leonard Ballard 1203 Eurotowers Europort Road Gibraltar	21,250 ordinary shares of £1 each and designated as “A” shares	85	965,205	85	85	£6,516,666 plus 2/3 of any Earn-Out Consideration actually received by him

Steven Ballard 70 Brundretts Road Chorlton Manchester M21 9DE	1,250 ordinary shares of £1 each and designated as “B” shares	5	56,777	5	5	£383,333 plus 2/3 of any Earn-Out Consideration actually received by him

Jason Ballard Rosehill, Brook Lane, Alderley Edge Cheshire SK9 7QG	1,249 ordinary shares of £1 each and designated as “B” shares	4.996	56,777	5	5	£383,333 plus 2/3 of any Earn-Out Consideration actually received by him

Shaun Tolley 15 Arrowscroft Way Hollingworth Hyde SK14 8PW	1,249 ordinary shares of £1 each and designated as “C” shares	4.996	56,776	5	5	£383,333 plus 2/3 of any Earn-Out Consideration actually received by him

Stella Maxine Rosehill, Brook Lane, Alderley Edge Cheshire SK9 7QG	1 share of £1 and designated as a “D” share	0.004	Nil	Nil	Nil	Nil

Marion Tolley 15 Arrowscroft Way Hollingworth Hyde SK14 8PW	1 share of £1 and designated as a “D” share	0.004	Nil	Nil	Nil	Nil

SCHEDULE 1

Part 2: Earn-out Consideration

1.	Earn-out Consideration

1.1	The earn-out payments shall, subject to the terms of this Agreement, consist of the following: the 2007 Earn-out Payment, the 2008 Earn-out Payment, the Claw Back Earn-out Payment and the Excess Performance Payment (collectively, the “Earn-out Consideration”).

1.2	The “2007 Earn-out Payment” shall be a pounds sterling amount, up to a maximum of £3,500,000, equal to the product of (i) the number by which the 2007 Earn-out Contribution exceeds £2,493,602, multiplied by (ii) £3.28. The amount, if any, by which the 2007 Earn-out Payment is less than £3,500,000 is referred to herein as the “Claw Back Earn-out Amount”. The “2007 Earn-out Contribution” means the Earn-out Contribution for the Earn-out Period ended 31 March 2007.

1.3	The “2008 Earn-out Payment” shall be a pounds sterling amount, up to a maximum of £5,000,000, equal to the product of (i) the number by which the 2008 Earn-out Contribution exceeds £3,036,805, multiplied by (ii) £3.84. The sum of the 2007 Earn-out Contribution plus the 2008 Earn-out Contribution is referred to herein as the “Aggregate Earn-out Contribution”. The “2008 Earn-out Contribution” means the Earn-out Contribution for the Earn-out Period ended 31 May 2008.

1.4	The “Claw Back Earn-out Payment” shall be a pounds sterling amount, up to a maximum of the Claw Back Earn-out Amount, equal to the product of (i) the number by which the 2008 Earn-out Contribution exceeds £4,338,292, multiplied by (ii) £3.28.

1.5	The “Excess Performance Payment” shall be a pounds sterling amount equal to the sum of:

(a)	the product of (i) the number, up to £1,000,000, by which the Aggregate Earn-out Contribution exceeds £7,900,580, multiplied by (ii) £2.50; plus

(b)	the product of (i) the number, up to £1,000,000, by which the Aggregate Earn-out Contribution exceeds £8,900,580, multiplied by (ii) £2.00; plus

(c)	the product of (i) the number by which the Aggregate Earn-out Contribution exceeds £9,900,580, multiplied by (ii) £1.50;

provided that one-half of the Excess Performance Payment will be subject to the further condition that, and will only become payable if, the 2009 Earn-out Net Sales is at least 90% of the 2008 Earn-out Net Sales. The “2008 Earn-out Net Sales” shall be the Earn-out Net Sales for the Earn-out Period ended 31 March 2008 and the “2009 Earn-out Net Sales” shall be the Earn-out Net Sales for the Earn-out Period ended 31 March 2009.

1.6	The “Earn-Out Accounts” shall mean the accounts for (a) the 12 month period ending on 31 March 2007, (b) the 14 month period ending 31 May 2008, (c) 12 month period ending 31 March 2008 and (d) the 12 month period ending 31 March 2009 (as the case may be) as shall be prepared in accordance with the provisions of this Part 2 of Schedule 1.

2	Earn-out Contribution Calculation

2.1	For the purposes of calculating the Earn-out Consideration, the Earn-out Contribution shall be determined as set out below based on the Earn-out Accounts prepared in respect of each Earn-out Period after taking into account the Expenses and Adjustments in accordance with paragraph 4 of this Part 2 of Schedule 1.

2.2	The Purchaser shall determine the Company’s Earn-out Contribution and shall make the earn-out calculation (the “Earn-out Calculation”) by taking the Earn-out Net Sales and subtracting therefrom the Expenses and the Adjustments as at the end of the Earn-out Period. A pro forma for use in making such calculation is, for illustrative purposes, set out at paragraph 2.3 below.

2.3	Pro forma Earn-Out Contribution Calculation

Earn-out Net Sales

Turnover (net of VAT, customer promotions, discounts allowed, invoice adjustments and returns)

Less: Expenses

Actual cost per unit (including Navteq licence and import duty) at the rate at which the Company has paid (either through currency hedging or borrowing from the Purchaser or the Guarantor)

Discounts allowed

Invoice Adjustments

Customer and Consumer rebates

Carriage, air and sea freight charges

Packaging materials

Rectification costs and returns

Less : Adjustments

Advertising and Direct Mail Costs

Sales salaries and commission (excluding Chris Ballard salary from 1 April 2006 until Completion)

Bad debts (net of recoveries from credit insurance policies)

Inventory write offs

Bank Charges

Computer maintenance

Equals: Earn-out Contribution

2.4	The Purchaser shall prepare (i) the Earn-out Accounts in accordance with the accounting policies set out at paragraph 4 below and (ii) the Earn-out Calculation, and shall deliver such information to the Sellers’ Representative within 120 days of the end of the relevant Earn-out Period.

2.5	If the Sellers agree and accept the Earn-out Calculation (“Accepted Earn-out Calculation”) the Sellers’ Representative shall send a written notice of acceptance (the “Acceptance Notice”) to the Purchaser.

2.6	The Sellers’ Representative may notify the Purchaser in writing (an “Earn-out Disagreement Notice”) as to any disagreements the Sellers have with the Earn-out Calculation, including in such Earn-out Disagreement Notice the specific items of disagreement and the basis therefore, which such Earn-out Disagreement Notice must be received by the Purchaser within 30 days following the delivery by the Purchaser to the Sellers’ Representative of the Earn-out Calculation for the relevant Earn-out Period then ended. The Sellers’ Representative and the Sellers’ accountants shall be afforded access to the Purchaser’s working papers (and those of its accountants) and the accounting records and personnel of the Company for the purposes of verifying that the Earn-out Accounts comply with this Schedule and for the purposes of preparing any Earn-out Disagreement Notice.

2.7	If no Acceptance Notice or Earn-out Disagreement Notice has been received by the Purchaser within 30 days after delivery to the Sellers’ Representative of the Earn-out Calculation, the Earn-out Calculation shall be deemed accepted by the parties (“Deemed Accepted Earn-out Calculation”).

2.8	In the event that the Purchaser receives an Earn-out Disagreement Notice within the 30 day period referred to above, the Purchasers and the Sellers’ Representative shall seek in good faith to resolve any disagreements specified in the Earn-out Disagreement Notice. If the Purchaser and the Sellers’ Representative are unable to resolve all such disagreements within 30 days of the Purchaser’s receipt of the Earn-out Disagreement Notice, then either the Purchaser or the Sellers’ Representative may refer the matter to an Independent Accountant to consider and make a determination in respect of each remaining disagreement included in the Earn-out Disagreement Notice. The Purchaser and the Sellers’ Representative may request that the Independent Accountant makes a decision on the dispute within 30 days of submitting the dispute to the Independent Accountant.

2.9	If a matter is referred to an Independent Accountant in accordance with paragraph 2.8 above, the Purchaser and the Sellers hereby agree and undertake that:

(a)	each party will use all reasonable endeavours to co-operate with the Independent Accountant in resolving such matter, and for that purpose will provide to him all such information and documentation as he may reasonably require;

(b)	the Independent Accountant shall have the right to seek such professional assistance and advice as he may require in fulfilling his duties;

(c)	the fees of the Independent Accountant shall be paid by the Purchaser, on the one hand, and the Sellers, on the other hand, in equal shares;

(d)	the Independent Accountant shall apply the provisions of this Agreement in this Part 2 of Schedule 1 in making his determination;

(e)	the Independent Accountant shall make his determination pursuant to this paragraph 2.8 of Part 2 of this Schedule 1 as soon as is reasonably practicable. The Independent Accountant shall act as expert and not as an arbitrator and the decision of the Independent Accountant shall be, in the absence of fraud or manifest error, final and binding on the parties;

(f)	the adjustments agreed by the Independent Accountant shall be deemed to form part of the Earn-out Accounts.

2.10	Each Accepted Earn-out Calculation or Deemed Accepted Earn-out Calculation or such calculation as shall otherwise be agreed by the Purchaser and the Sellers’ Representative or made by the Independent Accountant (as the case may be) shall be deemed to be the “Final Earn-out Calculation” with respect to the relevant period.

3.	Timing for Payment of Earn-out

3.1	The 2007 Earn-out Payment, if any, shall be made within 10 days of the Final Earn-out Calculation for 2007 or the next Business Day if the tenth day falls on a day other than a Business Day (the day on which the 2007 Earn-out Payment is paid being the “2007 Earn-out Payment Day”).

3.2	Any 2008 Earn-out Payment, Claw Back Earn-out Payment and/or one-half of the Excess Performance Payment shall be paid within 10 days of the Final Earn-out Calculation for 2008 or the next Business Day if the tenth day falls on a day other than a Business Day.

3.3	Subject to the condition specified in paragraph 1.5 of Part 2 of this Schedule 1 above, the remaining one-half of the Excess Performance Payment, if any, shall be paid within 10 days of the Earn-out Net Sales calculation for 2009 or the next Business Day if the tenth day falls on a day other than a Business Day.

4.	Earn-out Accounts: policies

The Earn-out Accounts shall be prepared in accordance with the accounting policies and practices set out below:

(a)	the following specific policies:-

(i)	Turnover

Sales net of VAT, customer promotions, discounts allowed, invoice adjustments, returns (as defined in the accounting policy below) plus deferred income on prepaid download contracts recognised on a straight line basis over the length of the contract. For prepaid download contracts which are for the life of a product, the deferred income will be recognised on a straight line basis over 30 months unless an alternative contract length is determined by the Purchaser in consultation with the Guarantor’s and Purchaser’s auditors in order to comply with US GAAP.

Returns

The company shall make allowance within its Turnover for the relevant Earn-out Period for the value given to customers in relation to units sold during the relevant Earn-out Period and returned within the period ending 90 days following the end of the relevant Earn-out Period, excluding those accounted for in the prior Financial or Earn-out Period.

The Cost of Sales for each Earn-out Period shall also be shown net of the Returns incurred within the period ending 90 days following the end of the relevant Earn-out Period, excluding those accounted for in the prior Financial or Earn-out Period, with the deduction calculated as the Cost of Sale of the item as defined below.

Cost of Sales

Direct costs includes the cost at which each unit is held in Inventory (derived using the exchange rate at the date of currency purchase and adjusted if required to include the Navteq licence fee and Import duty), discounts received from suppliers, carriage, air and sea freight charges, rebates from suppliers, returns (as defined in the accounting policy below), packaging materials, rectification costs.

Sales salaries

Sales Salaries are to be calculated in accordance with the classifications in the Forecast Model (i.e. as shown on line 416 of the Inputs tab), being gross salary plus commission of individuals employed within the sales function. For the purposes of this Agreement, Sales Function includes the Sales Director, Regional Sales Managers, Sales Merchandisers, Camera Database Managers and Marketing Director. For the avoidance of doubt, Sales Salaries shall exclude the salary paid to Chris Ballard from 1 April 2006 to Completion.

Advertising (including direct mail)

The cost of production and placement of Advertising incurred by the Company through TV, magazines and direct mail plus the cost of attendance at trade shows in accordance with the classifications in the Forecast Model (i.e. as shown at lines 431, 434, 437 and 438 of the Inputs tab).

Bank charges

The bank charges incurred in relation to the collection of direct debits as part of the provision of the pay monthly option for the download contracts as shown on the Company’s bank statements for the Earn-out Period in accordance with the classifications in the Forecast Model (i.e. as shown at line 479 of the Input tab).

Computer maintenance

The IT support and maintenance costs incurred by the Company during the Earn-out Period from Access Europe Limited in relation to the provision of the speed camera database download facility to customers in accordance with the classifications in the Forecast Model (i.e. as shown at line 451 of the Input tab).

Bad debts

No general bad debt provision will be taken into account in deriving the earnout contribution. Only specific accounts where recovery of the debt is not possible will be included within the Earn-out Contribution. Specific bad debts will be net of any recoveries from the Company’s credit insurance policies.

Inventory

Inventory will be valued at the lower of cost and net realisable value with foreign currency purchases of Inventory valued at the actual cost to the Company (i.e. using the exchange rate at the date which the currency was purchased).

(ii)	Expenses and Adjustments shall be adjusted for:

(I)	invoice adjustments, rectification costs and returns, bad debts and;

(II)	inventory write-offs,

which occur within the 90 days of the relevant Earn-out Period and, in the case of the items in paragraph (I), are referable to such Earn-out Period. For the avoidance of doubt, amounts of Expenses and Adjustments referable to an Earn-out Period shall not be included in the Earn-out Calculations for subsequent Earn-out Periods.

(b)	in accordance with the accounting policies, principles, evaluation rules, procedures, methods, bases and practices used in the preparation of the Accounts consistently applied to the extent not inconsistent with the policies in paragraph 4(a)(i) above, and

(c)	in accordance with UK GAAP consistently applied to the extent not inconsistent with the policies in paragraphs 4(a)(i) and 4(a)(ii) above.]

For the avoidance of doubt, paragraph (a) of this paragraph 4 of Schedule 1 shall take precedence over paragraphs (b) and (c) of this paragraph 4 of Schedule 1, and paragraph (b) of this paragraph 4 of Schedule 1 shall take precedence over paragraph (c) of this paragraph 4 of Schedule 1.

5.	Earn-out Protection

The Purchaser hereby agrees and undertakes that save with the prior written consent of the Sellers’ Representative during the period:

5.1	from Completion to 31 March 2009 it will and will procure that the Company from time to time will:

(a)	not alter the staffing levels within the Sales Function of the Company to any material extent;

(b)	use commercially reasonable endeavours to maintain the same level of customer service and service quality as currently provided by the Company;

(c)	not apply any group recharges to cost categories included within the earn-out mechanism which are not for services provided bona fide and at arm’s length by any member of the Purchaser’s Group to the Company;

(d)	not procure foreign currency for the Company other than on arm’s length terms; and

(e)	not do or omit to do anything being intended, calculated or designed to reduce the Earn-out Consideration, and

5.2	from Completion to 31 March 2008 it will and will procure that the Company from time to time will not:

(a)	merge the Company with any other company or firm nor liquidate nor wind up the Company or sell the Shares in the Company otherwise than to a member of the Purchaser’s Group; or

(b)	subject to changes related to or arising from the Purchaser’s status and/or the Company’s status as subsidiaries of a Delaware corporation registered with the United States Securities and Exchange Commission and listed on the New York Stock Exchange, make any material change in the Business.

In this paragraph 5 of Part 2 of Schedule 1, references to “the Company” shall include any subsidiaries of the Company from time to time.

SCHEDULE 2

Particulars of the Company

The Company

Registered number:	3108359

Registered office:	Cleaver House, Sarus Court, Stuart Road, Manor Park, Runcorn, Cheshire WA7 1UL

Directors:	Christopher Leonard Ballard, Jason Ballard, Steven Ballard, Shaun Tolley

Secretary:	Shaun Tolley

Accounting Reference Date:	30 March

Charges:

Venture Factors plc dated 29 March 1996 and registered on 30 March 1996

Barclays Bank plc dated 14 March 1997 and registered on 21 March 1997

Venture Finance Limited dated 24 December 2003 and registered on 31 December 2003

Bankers:	Barclays Bank plc

Authorised Share Capital:	£100,000

Issued Share Capital:	£25,000 21,250 A Shares of £1 each 2,499 B Shares of £1 each 1,249 C Shares of £1 each and 2 D Shares of £1 each

SCHEDULE 3

Part 1: Matters to be effected on or prior to Completion by the Sellers

(A)	At or prior to Completion, the Sellers shall procure Board meetings of the Company are held at which:

1.	It shall be resolved that each of the transfers relating to the Shares shall be approved for registration and (subject only to the transfer being duly stamped) the Purchaser shall be registered as the holder of the Shares in the register of members.

2.	The following agreed form documents will be considered and approved and any director of the Company (in the case of an agreement) and any two directors or any one director and the secretary of the Company (in the case of a deed) shall be authorised to execute those documents:

(a)	this Agreement;

(b)	the Service Agreements;

(c)	the Consultancy Agreement; and

(d)	the Monza Transfer Agreement.

(B)	Following the Board meetings described in paragraph (A) the Sellers shall deliver to the Purchaser in the agreed form the following:

1.	The Consultancy Agreement signed by Christopher Ballard and the Company.

2.	The Service Contracts duly executed by the Key Employees and the Company.

3.	The Monza Transfer Agreement duly executed by Christopher Ballard, Monza and the Company.

4.	The Irrevocable Mandates from each relevant Director in respect of the balances due on the director loan accounts for each of the Key Employees and Christopher Ballard.

5.	Duly executed transfers in respect of the Shares in favour of the Purchaser and indemnities for lost Share Certificates in the agreed form for the Shares in the name of the relevant Sellers and any Power of Attorney under which any transfer is executed on behalf of any Seller.

6.	Duly executed irrevocable powers of attorney in the agreed form given by each of the Sellers in favour of the Purchaser to enable the Purchaser to exercise all voting rights and other rights attaching to the Shares before the transfers of the Shares to the Purchaser are registered in the Company’s register of members.

7.	The statutory books (which shall be written up to but not including the Completion Date), the certificate of incorporation (and any certificate of incorporation on change of name) and common seal (if any) of the Company.

8.	A letter of resignation from the auditors of the Company in the agreed form acknowledging that they have no claim against any members of the Company and containing a statement pursuant to section 394(1) Companies Act 1985 that there are no circumstances connected with their ceasing to hold office which they consider should be brought to the attention of any members or creditors.

9.	A letter of resignation in the agreed form for Christopher Ballard resigning as a director of the Company.

10.	The Joint Solicitors Account Letter signed on behalf of Cobbetts LLP.

11.	The Escrow Instruction Letter signed on behalf of the Sellers.

(C)	The Sellers shall procure that minutes of the above duly held board meetings, certified as correct by the secretary of the Company and the resignations and acknowledgements, referred to are delivered to the Purchaser’s Solicitors.

(D)	Those Sellers named herein shall deliver to the Purchaser the Irrevocable Mandates duly executed.

SCHEDULE 3

Part 2: Matters to be effected at Completion by the Purchaser

Following the satisfaction of the Sellers obligations under Clause 4 and Schedule 3 Part 1, the Purchaser shall:

1.	Pay to the Sellers’ Solicitors by way of telegraphic transfer the Initial Consideration Payment payable to the Sellers at Completion as set forth in Schedule 1 Part 1.

2.	Pay to the Joint Solicitors Account by way of telegraphic transfer the Retention Amount.

3.	Deliver the Joint Solicitors Account Letter signed on behalf of Sidley Austin.

4.	Deliver the Escrow Instruction Letter signed on behalf of the Purchaser.

SCHEDULE 4

Warranties

1.	Information

1.1	All written information relating to the Business in the Disclosure Bundle, other than information consisting of forecasts and projections relating to the Business, was when given and is now true and accurate in all material respects and not in any material respects misleading.

1.2	Forecasts and projections relating to the Business in the Disclosure Bundle were, when made, made in good faith based on the Company’s best estimates (based on information reasonably available to the Company) at that time.

1.3	All information about the Company and the Business of which any Seller is aware which the Warrantors consider might reasonably be expected to materially adversely influence the decision of the Purchaser to purchase the Shares has been disclosed to the Purchaser.

1.4	Except as set forth in the Disclosure Letter, the Company is not subject to any liability, whether absolute, contingent, accrued or otherwise, save to the extent that any such liability is shown or reserved for in the Completion Balance Sheet.

1.5	The information contained in Schedule 1 Part 1 and Schedule 2 is true, complete and accurate in all respects and is not misleading.

2.	Constitution of the Company

2.1	Each of the Sellers is the sole legal and beneficial owner of the number of Shares set out alongside his name in Schedule 1 Part 1 free from all Encumbrances and all such Shares are fully paid. The Shares set out in Schedule 1 Part 1 comprise the entire issued share capital of the Company.

2.2	No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, issue or transfer of any share or loan capital of the Company under any option or other agreement or otherwise howsoever and there is no commitment or agreement to give or create such a right and no claim has been made by any person to be entitled to such a right, other than those rights established by this Agreement.

2.3	There is no Encumbrance or equity on, over or affecting any share or loan capital of the Company and there is no agreement or commitment to give or create any and no claim has been made by any person to be entitled to any.

2.4	The copy of the memorandum and articles of association of the Company annexed to the Disclosure Letter is true, complete and up to date, sets out in full the rights and restrictions attaching to each class of the share capital of the Company and have attached to them copies of all resolutions and other documents required by law to be so attached.

2.5	The statutory books and minute books of the Company are in its possession, have been properly kept and are up to date and contain an accurate and complete record of the matters which should be dealt with in those books in accordance with the law and no notice or allegation that any of them is incorrect or should be rectified has been received by the Sellers or the Company or their respective advisors.

2.6	Due compliance has been made with all legal requirements in connection with:

(i)	the formation of the Company;

(ii)	the allotment, issue, purchase and redemption of shares, debentures and other securities;

(iii)	any amendments to the memorandum or articles of association of the Company; and

(iv)	the passing of resolutions and the payment of dividends by the Company.

2.7	The Company has not entered into any transaction ultra vires the Company or outside of the authority or powers of the directors of the Company.

2.8	The Company has properly and within applicable limits made all returns which it is required to make to the Registrar of Companies, to any other governmental or regulatory body and to any local authority.

2.9	The Company has no interest in the share capital of any other body corporate or undertaking and does not act or carry on business in partnership with any other Person.

2.10	The Company has no branch, agency, place of business or permanent establishment outside the United Kingdom.

2.11	The Company is not a member (other wise than through the holding of share capital) of any corporate or unincorporated body, undertaking or association or holds or is liable on any share or security which is not fully paid up or which carries any liabilities.

3.	Capacity and Interests of Sellers

3.1	Each Seller has the requisite power and authority to enter into and perform this Agreement.

3.2	The execution and delivery of and the performance by the Sellers of their obligations under this Agreement will not conflict with, result in a breach of or give rise to a right of termination or variation of any obligation under:

(a)	any agreement, instrument or arrangement (including any trust instrument) to which any Seller or the Company is a party or by which any Seller or the Company is bound; or

(b)	any order, judgement or decree of any court or governmental agency to which any Seller or the Company is a party or by which any Seller or the Company is bound.

3.3	No indebtedness (actual or contingent) is outstanding and no contract or arrangement in respect of any indebtedness (actual or contingent) exists between the Company and any Seller or director of the Company or Connected Person (as such term is defined in the Companies Act 1985) with any Seller or such director (including any trustee or beneficiary of a Seller).

3.4	No Seller or Connected Person (as such term is defined in the Companies Act 1985) (including any director, trustee or beneficiary of a Seller) has any interest, direct or indirect, in any business which competes or has competed or is in the future likely to compete with any business now carried on by the Company or, so far as the Warrantors are aware, intends to acquire any such interest.

3.5	This Agreement constitutes and the other documents executed by any Seller which are to be delivered at Completion will, when executed, constitute binding obligations of each Seller.

4.	Accounts and Management Accounts

4.1	A true copy of the Accounts is annexed to the Disclosure Letter.

4.2	The Accounts have been prepared in accordance with UK GAAP at the time they were audited, comply with the requirements of the Companies Act 1985 and all other relevant statutes, properly show all assets and liabilities (whether actual or contingent) of the Company to which they relate as at the Accounts Date and show a true, and fair view of the state of affairs and the financial position of the Company as at and for the Financial Year ended on the Accounts Date and of the profits or losses of the Company for the Financial Year ended on the Accounts Date.

4.3	Without prejudice to the generality of the foregoing, in the Accounts:

(a)	the Company recognises revenue in accordance with UK GAAP, and proper provision or reserve has been made for all bad and doubtful debts, all liabilities and obligations and all capital commitments in accordance with UK GAAP;

(b)	proper provision or reserve has been made for all Taxation liable to be assessed on the Company or for which that Company is accountable (whether primarily or otherwise) in respect of income, profits or gains earned, accrued or received on or before the Accounts Date or deemed to have been or treated as earned, accrued or received and/or for any event on or before the Accounts Date, including distributions made down to the Accounts Date or provided for in the Accounts;

(c)	proper provision or reserve in accordance with UK GAAP has been made for all deferred Taxation of the Company;

(d)	inventories are recorded in the Accounts in accordance with UK GAAP and are not overstated; and

(d)	at the Accounts Date, the Company did not have any liability (whether actual, contingent, unquantified or disputed) or outstanding commitment which is not properly disclosed or provided for in the Accounts in accordance with UK GAAP.

4.4	The profits and losses of the Company shown by the Accounts have not (except as therein disclosed) been affected to a material extent by any non-recurring, exceptional, extraordinary or short-term item (including, but not limited to, any pension contribution holiday or any rental or other outgoing at below market rates) or by any other matter which has rendered such profits or losses unusually high or low.

4.5	All books of account and other accounting records of the Company have been kept on a consistent basis, are in its possession, made up to date and contain the information required by law and UK GAAP.

4.6	The Management Accounts have been prepared with due care and attention on a consistent basis in accordance with the same accounting principles, standards and practices adopted for the previous sets of Management Accounts and fairly reflect the affairs, assets, liabilities and profits of the Company as at and for the period ended on the date to which they have been prepared.

4.7	The Board has maintained an adequate system of internal control to safeguard the Company’s assets and shareholders’ interests, and has conducted reviews of the effectiveness of such controls, including financial, operational and compliance controls and risk management, at least annually.

5.	Business Since the Accounts Date

5.1	Since the Accounts Date:

(a)	the Company has carried on its business in the ordinary and usual course so as to maintain the same as a going concern without any interruption or alteration in the nature, scope or manner of its business;

(b)	there has been no deterioration in the financial or trading position or, so far as the Warrantors are aware, prospects of the Company and, so far as the Warrantors are aware, no fact or condition exists or is contemplated or threatened which might reasonably be expected to cause such a deterioration in the future;

(c)	the Company has not acquired or agreed to acquire any material asset, or sold, leased, transferred or otherwise disposed of or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the assets (i) reflected on the balance sheet or (ii) acquired after the Accounts Date, except for sales in the ordinary course of business;

(d)	the Company has not issued, delivered or agreed (conditionally or unconditionally) to issue or deliver, or granted any option, warrant or other right to purchase, any of its capital stock or other equity interest or any security convertible into its capital stock or other equity interest;

(e)	the Company has not paid any obligation or liability (absolute or contingent) other than (i) current liabilities reflected on the balance sheet comprised in the Accounts all of which were incurred in the ordinary course of business, and (ii) current liabilities incurred since the Accounts Date in the ordinary course of business;

(f)	the Company has not delayed payment of any account payable beyond its due date or the date when such liability would have been paid in the ordinary course of business;

(g)	there has not been any acceleration of collection of accounts receivable outside the ordinary course of business;

(h)	the Company has not granted any bonus or other special compensation or increased the compensation or benefits payable or to become payable to any directors, officers or employees, or instituted any increase in or otherwise amended any profit sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan except for increases required by law;

(i)	the Company has not sold, assigned or transferred any patents, trademarks, tradenames, copyrights, software (except in the ordinary course of business consistent with past practice), trade secrets or other similar intangible assets, or disclosed any proprietary or confidential information to any person or entity;

(j)	no dividend or distribution of capital or income has been declared, made or paid in respect of any share capital of the Company;

(k)	the Company has continued to pay its creditors in the ordinary course of business;

(l)	no loan or loan capital of the Company has been repaid or has become due;

(m)	the Company has not agreed or committed to do or authorised any of the foregoing; and

(n)	so far as the Warrantors are aware, the business of the Company has not been adversely affected by any abnormal factor not affecting similar businesses.

6.	Borrowings and Bank Facilities

6.1	The Company has not exceeded the amount of its overdraft facility with its bankers nor is it in breach of the terms of any other loan facilities and the total amount borrowed by the Company from whatsoever source does not exceed any limitation on its borrowings contained the Company’s articles of association or in any debenture or loan stock deed or any other instrument or agreement to which the Company is a party.

6.2	Full and accurate details of all overdrafts, loans or other financial facilities outstanding or available to the Company are contained in the Disclosure Letter and none of the Sellers or the Company has done or omitted to do anything whereby the continuance of any such facilities in full force and effect might be affected or prejudiced.

6.3	A complete and accurate statement of all the bank accounts of the Company and of the credit or debit balances on such accounts as at a date not more than seven days before the date of this Agreement is annexed to the Disclosure Letter. Since such statement there have been no payments out of any such accounts except for routine payments in the ordinary course of business and the balances on current account are not now materially different from the balances shown on such statements.

7.	Guarantees and Indemnities

7.1	There is not outstanding any guarantee, indemnity or security given by the Company for the benefit, in whole or part, of any Person other than the Company.

8.	Debtors

8.1	The Company has not granted credit terms exceeding 60 days.

8.2	No debtors are in default of any payment terms and the Company is not aware of any facts or circumstances existing at Completion which might give rise to any such default.

9.	Customers and Suppliers

9.1	Neither more than ten per cent. of the aggregate amount of all the purchases of the Company nor more than ten per cent. of the aggregate amount of all the sales of the Company are obtained or made from or to the same supplier or customer (including any Affiliate of such supplier or customer).

9.2	No material customer or material supplier of or to the Company ((being a customer or supplier who has accounted for more than ten per cent. of all the Company’s purchases or sales) has during the last 12 months ceased or indicated an intention to cease (or to reduce the volume of) trading with the Company nor, so far as the Warrantors are aware, is likely so to do whether as a result of this Agreement or otherwise.

9.3	No customer or supplier of the Company shall be entitled to terminate, suspend or vary the terms of any contract with the Company as a direct result of the transactions contemplated by this Agreement.

9.4	The Sellers have provided the Purchaser or the Purchaser’s Parent with true and complete copies of all contracts and arrangements with any customers or suppliers disclosed pursuant to paragraph 9.1 (above) and there are no further agreements, written, oral or otherwise, in respect of any such customer or supplier.

10.	Ownership and Condition of Assets

10.1	Except for assets disposed of by the Company in the ordinary course of business, the Company is the legal and beneficial owner of and has title to all assets included in the relevant Accounts and all assets which have been acquired by the Company since the Accounts Date, all of which assets are in the Company’s possession or under its control and there is not now outstanding any charge, option, lien, pledge or Encumbrance (or agreement to grant any such) over the whole or any part of the undertaking, property or assets of the Company nor any right to acquire such.

10.2	All assets used by the Company in the course of the Business or which are necessary for the continuation of the Business as it is carried on at Completion are both legally and beneficially owned by the Company free from any third party rights and all such assets are included in the relevant Accounts.

10.3	All plant, machinery, vehicles and office equipment used by the Company in connection with the Business are in good repair and condition, have been regularly maintained and are capable of being properly used in connection with the business of the Company as carried in immediately prior to Completion and none is known to be dangerous, inefficient, obsolete or in need of renewal or replacement.

10.4	Other than in the ordinary course of business, the Company has not agreed to acquire any asset on terms that the property in such asset does not pass to it until full payment is made.

11.	Insurance

11.1	All the assets of the Company which are of an insurable nature have at all material times been and are at the date of this Agreement insured to their full replacement value against fire and other risks normally insured against by companies carrying on similar businesses or owning property of a similar nature and the Company has at all material times been and is now adequately covered against accident, third party liability (including professional negligence), injury, damage and other risks normally covered by insurance by such companies. In respect of all such insurances:

(a)	all premiums have been duly paid to date;

(b)	all the policies are in force and are not voidable;

(c)	there are no special or unusual terms or restrictions; and

(d)	no claim is outstanding and, so far as the Warrantors are aware, no circumstances exist which may give rise to any claim.

12.	Grants

12.1	The Company has not applied for any investment grant, employment subsidy or other similar payment and no such grant, subsidy or payment paid or due to be paid to the Company is liable to be refunded or withheld in whole or in part in consequence of any action or omission of the Company or omission contemplated by this Agreement.

13.	Compliance with Laws and Obligations

13.1	The Company has neither committed nor is liable for any criminal, illegal or unlawful or unauthorised act or breach of any obligation or duty whether imposed by or pursuant to statute, contract or otherwise.

13.2	The Company has received no notification that any investigation or enquiry is being or has been conducted by any governmental or other body in respect of the affairs of that company and the Sellers are not aware of any circumstances which could give rise to such investigation or enquiry.

14.	Licences and Consents

14.1	All licences, consents, approvals, permissions, permits, export licences (including those under the Export Control Act 2002 and similar and related legislation throughout the world) and authorities (public and private) necessary for the carrying on of the Business in the places and in the manner in which such Business is now carried on have been obtained and all such licences, consents, approvals, permissions, permits and authorities are valid and subsisting and none of them will be suspended, cancelled, revoked or amended or not renewed directly as a result of any of the transactions contemplated by this Agreement and, so far as the Warrantors are aware, there is no other reason why and no facts or circumstances which would be likely to give rise to any reason why any of them should be suspended, cancelled, amended or revoked or not renewed.

15.	Litigation

15.1	Except in relation to routine debt recovery in the ordinary course of business the Company is not engaged in any litigation or arbitration proceedings and no litigation or arbitration proceedings are pending or threatened by or against the Company, nor, so far as the Warrantors are aware, are there any facts or circumstances which may give rise to any litigation or arbitration proceedings being commenced by or against the Company.

15.2	Neither the Company nor any of its officers is being prosecuted for any criminal offence, there are no such prosecutions pending or known to be threatened nor, so far as the Warrantors are aware, there are no facts or circumstances which may give rise to any such prosecution.

15.3	No litigation or arbitration proceedings commenced by or against the Company or which have been threatened to be so commenced have been settled or compromised during the period of three years ending on the date of this Agreement.

15.4	The Company is not subject to any order or judgement given by any court, governmental agency or other regulatory body and is not a party to any undertaking or assurance given to any court, governmental agency or other regulatory body which is still in force nor, so far as the Warrantors are aware, are there any facts or circumstances which may result in the Company becoming subject to any such order or judgement or being required to be a party to any such undertaking or assurance.

15.5	There have been no investigations of the Company or any of the Sellers or employees, or disciplinary proceedings made against any of the Sellers or employees, no such investigations or disciplinary proceedings are currently pending or, so far as the Warrantors are aware, threatened and, so far as the Warrantors are aware, there are no existing facts or circumstances which may give rise to such investigations or proceedings.

16.	Competition Law Matters

16.1	The Company is not and has never been a party to any agreement, decision or concerted practice which infringes Article 81 of the EC Treaty or which infringes the Chapter I prohibition (as referred to in section 1 of the Competition Act 1998) and the Sellers have not and have never been in contravention of any regulation or other enactment made or measures taken under Article 83 and/or Article 308 of the EC Treaty.

16.2	The Company has never received aid, whether financial or otherwise or whether direct or indirect, the granting of which infringed Articles 87-89 of the EC Treaty.

16.3	No action, practice, course of conduct or arrangement now or previously done or carried on by the Company, and no agreement to which the Company is or was a party, and no part of any such agreement:

(a)	contravenes in whole or in part the Trade Descriptions Acts 1968 to 1972;

(b)	was unlawful by virtue of the Fair Trading Act 1973;

(c)	contravenes in whole or in part the Consumer Credit Act 1974;

(d)	was unlawful by virtue of the Resale Prices Act 1976;

(e)	was unlawful by virtue of the Restrictive Trade Practices Act 1976 or the Restrictive Trade Practices Act 1977;

(f)	has so far as the Warrantors are aware been the subject of any investigation or reference under the Competition Act 1980;

(g)	is or was an infringement of Article 82 of the EC Treaty;

(h)	is or was an infringement of the Chapter II prohibition (as referred to in section 18 of the Competition Act 1998); or

(i)	is or was an infringement of the Enterprise Act 2002.

16.4	The Company does not have a dominant position in any market in either the European Union or any substantial part of the European Union, or in the United Kingdom or any part of it, for the purposes of Article 82 of the EC Treaty or the Chapter II prohibition (as referred to in section 18 of the Competition Act 1998).

16.5	The Company has not at any time received, nor so far as the Warrantors are aware are there any grounds for believing that it may receive, any process, notice, communication or any formal or informal request for information with reference to any actual or proposed agreement, decision, arrangement, concerted practice, trading policy or practice, course of conduct or activity from the Office of Fair Trading, the Director General of Fair Trading, the Competition Commission, the Secretary of State for Trade and Industry, the Commission of the European Communities or from any other person or body (wherever situated) whose task it is to investigate, report or decide upon matters relating to mergers, abuses of dominant positions or anti-competitive agreements or practices.

17.	Trading and Contractual Arrangements

17.1	The Company is not a party to:

(a)	any partnership, joint venture or consortium arrangement or agreement or any agreement for sharing commissions or other income;

(b)	any agreement or arrangement which is liable to be terminated by another party or under which rights of any person are liable to arise or be affected as a result of any change in the control, management or shareholders of the Company;

(c)	any contract of a long-term nature that is to say, unlikely to have been fully performed, in accordance with its terms, more than 12 months after the date on which it was entered into;

(d)	any agreement or arrangement of a loss making nature (that is to say, now known to be likely to result in a loss on completion of performance);

(e)	any agreement containing covenants limiting or excluding its right to do business and/or to compete in any area or in any field or with any person, firm or company;

(f)	any agreement or arrangement of an unusual or abnormal nature or entered into otherwise than on an arm’s length basis in the ordinary and usual course of the Business;

(g)	any agreement or arrangement which cannot readily be fulfilled or performed by the Company in accordance with its terms without undue or unusual expenditure or effort;

(h)	any agreement or arrangement suffering from any invalidity or in respect of which there are known to be grounds for determination, rescission, avoidance or repudiation by any other party;

(i)	any agreement or arrangement which involves payment by reference to fluctuations in the index of retail prices or any other index, or in the rate of exchange for any currency; or

(j)	any agreement or arrangement, other than in respect of a Key Supplier, for the purchase or sale of goods or services which involved the payment of more than £50,000 in 2005 or which the Sellers reasonably anticipate will involve payment of more than £50,000 in 2006.

17.2	No offer, tender or the like given or made by the Company on or before the date of this Agreement and still outstanding is capable of giving rise to a contract merely by a unilateral act of another person.

18.	Title Deeds

18.1	All documents which in any way affect the right, title or interest of the Company in or to any of its property, undertakings or assets and all agreements to which the Company is a party are in the possession of the Company and are properly stamped.

19.	Powers of Attorney

19.1	The Company has not given a power of attorney and no person has any authority (express, implied or ostensible) which is still outstanding or effective to enter into any contract or commitment or to do anything on its behalf other than any authority to employees to enter into routine trading contracts in the normal course of their duties and to executive directors.

20.	Insolvency

20.1	No receiver or administrative receiver has been appointed of the whole or any part of the assets or undertaking of the Company.

20.2	No administration order has been made in relation to the Company and no petition for such an order has been presented.

20.3	No proposal for a voluntary arrangement between the Company and its creditors (or any class of them) has been made to or is in the contemplation of the Company.

20.4	No petition has been presented, no order has been made and no resolution has been passed for the winding-up of the Company.

20.5	The Company has not stopped payment to its creditors nor is it insolvent or unable to pay its debts as and when they fall due.

20.6	No unsatisfied judgement is outstanding against the Company or any of the Sellers.

20.7	No bankruptcy order has been made in respect of any of the Sellers or a petition for such an order presented.

20.8	No application has been made in respect of the any of the Sellers for an interim order under Section 253 Insolvency Act 1986.

20.9	None of the Sellers is unable to pay or has no reasonable prospect of being able to pay any debt as those expressions are defined in Section 268 Insolvency Act 1986.

20.10	No person has been appointed by the court to prepare a report in respect of any of the Sellers under Section 273 Insolvency Act 1986.

20.11	No interim receiver has been appointed of the property of any of the Sellers under Section 286 Insolvency Act 1986.

20.12	No event analogous to any of the foregoing provisions of this paragraph 20 has occurred in or outside England in respect of the Company or any of the Sellers.

21.	Officers and Employees

21.1	Those persons named as such in Schedule 2 are the only directors of the Company and the secretary of the Company respectively and the particulars set out in Schedule 2 are true and complete.

21.2	No person is or has been a shadow director of the Company.

21.3	The Company does not employ any workers or consultants other than the Employees.

21.4	The Disclosure Letter contains or has attached to it, true and accurate details of

(a)	the total number of Employees (including those who are on maternity or paternity leave or absent on the grounds of disability or other long term leave of absence, and have or may have a statutory or contractual right to return to work);

(b)	the name, location, date of commencement of employment and basic salary and bonuses (including commissions) of each Employee, which has been with effect from 1 April 2006, and the current remuneration of each Employee is reflected in the Forecast Model; and

(c)	contracts of employment (or where the contract is not in writing a summary of the terms) of each Employee.

21.5	Copies of the standard terms and conditions of employment and benefits applicable to each Employee or where there are no written terms a summary of the main terms of employment or an indication of any collective bargaining arrangements which cover the terms on which such Employees are employed in the Business are attached to the Disclosure Letter.

21.6	There are no proposals to terminate the employment of any Employees or to vary or amend their terms of employment (whether to their detriment or benefit).

21.7	There are no outstanding offers of employment to any person in respect of the Company and the Company does not anticipate making any, to take effect on or after Completion.

21.8	Save as disclosed there are no terms of employment for any Employee which provide that a change of control of his employer (however change of control may be defined in the said document, if at all) shall entitle the said Employee to treat the change in control as amounting to a breach of the contract or entitling him to any payment or benefit whatsoever or entitling him to treat himself as redundant or dismissed or released from any obligation.

21.9	There are no share incentive, share option, profit sharing, bonus, commission or other incentive arrangements for or affecting any Employees.

21.10	There are no current or pending disputes or claims whether individual or collective, or matters which may give rise to such claim or dispute nor has any Employee given or received notice of termination of contract nor has he threatened to do so.

21.11	There is no obligation or amount due to or in respect of any Employee in connection with or arising from his employment or termination of his employment which is in arrear or unsatisfied other than his normal salary for part of the month current at the date of this Agreement, accrued holiday pay or expense re-imbursements due in the ordinary course of employment.

21.12	(a) No trade union, works council, staff association or other body representing employees is recognised by the Company in any way for bargaining, information or consultation purposes.

(b) There are no agreements (whether legally binding or not) with any representative body in relation to the Employees and there is no dispute with any such body pending or, so far as the Warrantors are aware, threatened or expected in relation to the Business.

(c) There are no pending or anticipated requests for recognition or employee representation.

21.13	There are current and adequate records regarding the employment of the Employees.

21.14	The Company has in relation to each of its Employees and workers complied with all obligations imposed on it by all relevant statutes, regulations and codes of conduct and practice.

21.15	The Company is not under any legal liability to pay pensions, gratuities, superannuation allowances or the like to any of its past or present directors, officers or employees or their dependants nor is it in the habit of making ex gratia or voluntary pension payments. There are no pension schemes or arrangements for payment of pensions or death benefits or similar arrangements in operation or contemplated in relation to the Company and the Company has not previously participated in any final salary occupational pension schemes. The Company has complied with all its obligations under Section 3 of the
Welfare Reform and Pensions Act 1999 and associated regulations in relation to “stakeholder pensions”.

22.	Intellectual Property Rights

22.1	The Owned IP and the Intellectual Property licensed to the Company under the Disclosed IP Contracts comprise, together, all of the Intellectual Property Rights.

22.2	None of the Intellectual Property Rights is the subject of any claim, opposition, assertion, infringement, attack, right, action or other restriction or arrangement (or threat of any of the aforementioned) of whatsoever nature which does or may impinge upon the validity, enforceability, right to use or ownership of the Company or any use whatsoever of the same (or any part of the same) by the Purchaser or by any member of the Purchaser’s Group and, so far as the Warrantors are aware, there are no grounds, facts or circumstances that may give rise to any such matter.

22.3	None of the operations or activities of the Company infringe any rights in Intellectual Property of any other Person.

22.4	Each Person retained or employed by the Company who, in the course of working for the Company has brought into existence
(or will, or might reasonably be expected to, bring into existence) Intellectual Property or things protected by Intellectual
Property is individually bound by instruments in writing signed by such Person, whereby:

(a) all such Intellectual Property vests solely and absolutely in the Company; and

(b) all their Moral Rights are, to the extent legally possible, irrevocably waived on terms such that the waivers apply at least to exploitation of any related Intellectual Property by third parties (including the Purchaser and other members of the Purchaser’s Group).

22.5	None of the Intellectual Property Rights is subject to compulsory licensing or the granting of any licences of right nor, so far as the Warrantors are aware, will it become so by operation of law. None of the Intellectual Property Rights has been developed with funds provided by any government, public or supra-national authority or other body in circumstances in which that government, public or supra-national authority or other body has any of the following rights:

(a)	a right to have made or used by a third party free of any payment any relevant products or other items;

(b)	a right to receive payment by way of commercial exploitation, levy or otherwise in respect of any sale of any such products or other items;

(c)	a right to call for a transfer, assignment or licence of any such Intellectual Property Rights; or

(d)	any other right to restrict or control in any way the exploitation of any such Intellectual Property Rights.

22.6	Nothing has been done or omitted to be done whereby any of the Intellectual Property Rights have ceased, or might cease, to be valid and enforceable or whereby any person is, or will be, able to seek cancellation, rectification or any other modification of any registration of any of the Intellectual Property Rights.

22.7	The Company is not obliged to make any payment to any person in respect of, or otherwise relating to, any of the Intellectual Property Rights except those listed in the Disclosed IP Contracts.

22.8	The Company has not at any time carried on any business under any name other than its full corporate name.

22.9	No trade mark registration held at any time in respect of the Company has been the subject of any successful claim of abandonment as a result of non-use. All registered trade marks owned by the Company have been used continuously in the form registered for the last five years.

22.10	True and complete copies of the Disclosed IP Contracts have been disclosed to the Purchaser or the Purchaser’s Parent and are attached to the Disclosure Letter. There are no other contracts, licenses or arrangements of any type in relation to Intellectual Property generally or the Intellectual Property Rights in particular other than those in the Disclosed IP Contracts.

22.11	Owned IP

(a)	The Company is the sole legal and beneficial owner of the Owned IP and all of the Owned IP is valid and subsisting and free of Encumbrances, and the Company is not aware of any dispute or challenge as to the ownership interest of the Company in respect of the Owned IP.

(b)	No Person has any interest in, licence, permission or other right in respect of the Owned IP (including, without limitation, any distribution, licensing or promotion rights), nor is there any obligation to grant any such licence, permission or other right.

(c)	The Company has the sole and exclusive right to bring actions for infringement or unauthorised use of the Owned IP, no such action has ever been taken and, as far as the Warrantors are aware, there is no basis for any such action.

(d)	The Company has the worldwide rights to Intellectual Property in the Owned IP.

(e)	The Company has developed the Owned IP through its own efforts and for its own account without the aid or use of any consultants, agents or independent contractors (other than persons who are employees of the Company, while acting in the course of their employment and who have entered into agreements of the type described in warranty 22.4 above).

(f)	The Company has maintained and protected the Owned IP (including all source code and system specifications) with such proprietary notices, confidentiality and non-disclosure agreements as the Warrantors consider appropriate and such other measures as the Warrantor consider appropriate to protect the proprietary, trade secret or confidential information contained in the Owned IP and to protect the operations of the Company taken as a whole.

(g)	All returns and payments which are required to be made to any registrar or governmental or regulatory body in respect of (or otherwise relating to) any of the Intellectual Property Rights (including renewal fees in respect of, or otherwise relating to registered Intellectual Property Rights) have been properly and punctually made.

22.12	Confidential Information

(a)	All of the Confidential Information is confidential and has not, in whole or in part, been disclosed to any Person other than the Purchaser or the Purchaser’s Parent (except to employees of the Company in circumstances where the confidentiality of the Confidential Information has been drawn to their attention and appropriate steps have been taken to preserve such confidentiality).

(b)	There is no claim that can be, or has been, made by any Person alleging that the Confidential Information has been disclosed to any Person in circumstances amounting to a breach of confidence.

(c)	The Company is not a party to any confidentiality or other agreement which restricts the free use or disclosure of any information relating to its business.

22.13	Registered Intellectual Property

(a)	Short particulars of each of the registered Intellectual Property Rights and of all applications for registration are set out in Schedule 10 Part 1. The information given in Schedule 10 Part 1 is true, complete and accurate in all respects and not misleading in any respect.

(b)	All reasonable steps required for the maintenance and protection of the registered Intellectual Property Rights have been taken, in all jurisdictions in which they are registered.

(c)	Insofar as the Intellectual Property Rights include applications for patents, registered designs, trade marks or other rights:

(i)	the Sellers are not aware of any circumstance which might render such application unacceptable to any Patent Office, Designs Registry, Trade Marks Registry or other appropriate body, or might otherwise prevent the application proceeding to grant and registration;

(ii)	no such application has been challenged; and

(iii)	each such application has been diligently pursued by or on behalf of the Company.

(d)	There is no Intellectual Property Right which is capable of registration in the name of, or of being vested in, the Company as owner or part-owner, which has not been so registered or vested, or for which an application for registration has not been made.

(e)	The Company has only used the registered trademarks in connection with the goods and services for which they are registered.

(f)	The Company has not at any time permitted any third party to use any mark or name which is similar to any of the registered trademarks or to use any similar mark or name, and the Sellers are not aware of any such use.

(g)	No employee of the Company or any other Person has made or has threatened to make any claim under Section 40 Patents Act 1977 in respect of any patents owned by the Company.

22.14	Software and hardware

(a)	Schedule 11 contains a list and description (showing in each case any owner, licensor or licensee) of all software and computer hardware and telecommunications related equipment and services used or required to be used in connection with the Business (“Company’s Information Technology”).

(b)	None of the Company’s Information Technology is subject to any restrictions on use including, without limitation, restrictions on the number of permitted users, the equipment on which that software may be operated, or the site at which the software may be operated.

22.15	Database Rights

(a)	The Company legally and beneficially owns all rights in databases relevant to its Business.

(b)	No third party owns any rights to the databases relevant to the Business or has or has had access to these databases except under licences in the Disclosed IP Contracts.

22.16	Information Technology – Sufficiency, Quality, Capacity and Disaster Recovery

(a)	The Company’s Information Technology and the Company’s rights in it are sufficient and adequate to conduct the Business as conducted by the Company immediately prior to Completion.

(b)	All of the Company’s Information Technology is legally and beneficially owned by the Company or lawfully used with the consent of the owner under a licence in the Disclosed IP Contracts.

(c)	Completion will not directly result in an impairment of the rights of the Company to any of the Company’s Information Technology.

(d)	Completion will not directly result in any increase of any fees with respect to any of the Company’s Information Technology licensed or leased from a third party.

(e)	The Company’s Information Technology is of sufficient quality, capacity and processing power that it will carry out the data processing and telecommunications requirements of the Business as it is carried out at Completion.

(f)	All material components of the Company’s Information Technology are properly documented, readily identifiable and are covered by appropriate maintenance and escrow arrangements.

(g)	Disaster recovery plans sufficient for operation of the Business as it is carried out at Completion in the event of a disaster have been implemented. Such plans include all necessary and appropriate contracts in relation to the provisions of alternative site(s), and all necessary communications, hardware, software and networking facilities for the Company’s Information Technology.

(h)	The Company owns or directly controls, operates and maintains a live back up/disaster recovery facility adequate for all of its business as carried on at Completion.

(i)	The Company’s Information Technology and each component of it has the ability to accurately recognise, manage, accommodate and manipulate monetary figures expressed in all currencies used in the world and has the ability to accurately convert data for this purpose and shall comply with the rules on conversion and rounding set out in EC Regulation number 1103/97, any legislation adopting or incorporating that Regulation and any similar legislation anywhere in the world.

(j)	The Company’s Information Technology and each component of it is fully Date Compliant.

22.17	Information Technology – Security And Integrity

(a)	All reasonable precautions have been taken to preserve the security and integrity of the Company’s Information Technology.

(b)	In the three (3) years prior to Completion there has not, so far as the Warrantors are aware, been any unauthorised access to or use of the Company’s Information Technology or modification of any software or data in the Company’s Information Technology or, so far as the Warrantors are aware, any fraud committed by use or abuse of the Company’s Information Technology.

(c)	So far as the Warrantors are aware, the Company’s Information Technology contains no viruses or any code calculated to adversely affect any software or data and has not done so in the three (3) years prior to Completion.

(d)	No material part of the Company’s Information Technology is currently, or has in the three (3) years prior to the date of this agreement, been inoperative or prone to material malfunction or error.

22.18	Information Technology – Bespoke Software and Hardware

(a)	All documents, source codes and other information which might be required to enable the Bespoke Software and Hardware to be adapted, modified or improved are complete, accurate, up to date, readily identifiable and owned by the Company;

(b)	The Company is entitled to adapt, modify or improve the Bespoke Software and Hardware for any purpose or use.

22.19	Information Technology – Maintenance and Support

In the event that the persons providing maintenance or support services for the Company’s Information Technology cease or are unable to do so, the Company has all the necessary rights and information to continue to maintain and support or have a third party maintain or support the Company’s Information Technology.

23.	Data Protection

23.1	The Company has obtained and maintained in full force and effect all registrations and/or notifications under the Data Protection Act 1984 and/or the Data Protection Act 1998 necessary in relation to its business including, without limitation, all necessary registrations and/or notifications in respect of the transfer and disclosure of personal data to the Purchaser or the Purchaser’s Parent pursuant to this Agreement.

23.2	The Company has at all times complied with the Data Protection Act 1984 and/or the Data Protection Act 1998 and the Data Protection Principles contained in Schedule 1 to the Data Protection Act 1984 and/or Schedule 1 to the Data Protection Act 1998.

24.	Records

24.1	None of the records, systems, data or information of the Company are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held or accessible by any means (including, without limitation, any electronic, mechanical or photographic process whether computerised or not) which are not owned by the Company.

25.	Properties

25.1	In this Schedule 4, each Warranty which is expressed to be given in relation to the “Property” shall be deemed to be given in relation to each of the Properties as if it had been repeated with respect to each of the Properties and each and every part thereof and reference to the “Lease” shall where the context so admits be a reference to each and every lease under which the Property is held.

25.2	Except as stated in this Schedule:

(a)	Title

(i)	Schedule 12 contains a true complete and accurate list of all properties owned, used or occupied by the Company or in which the Company has any right or interest. The documents of title to be delivered to the Purchaser on the Completion Date shall all be original documents, properly stamped with Stamp Duty and registered where required.

(ii)	The Company has leasehold title to the Property and is the sole legal and beneficial owner thereof.

(iii)	The Property is free from any encumbrances (whether legal or equitable or whether fixed or floating mortgages or charges, pledges, liens or other forms of security or otherwise) and from the payment of any outgoings other than non-domestic local business rates and water rates and the outgoings pursuant to the terms of the lease by which the Property is held and all outgoings have been paid when due and none is disputed.

(iv)	The Property is not subject to any lease, tenancy, licence or other right of occupation and/or enjoyment and no such rights or licences have been granted (nor is there any agreement to grant the same).

(v)	The Property is not subject to any agreement for sale, disposal or otherwise. There are no options (whether put or call), rights to acquire, or rights of pre-emption, or similar rights in, over or affecting the title to the Property or any title deeds relating thereto and there are no agreements or commitments to give or create any of the foregoing or any fixed or floating mortgages or charges, pledges, liens or other forms of security and no claims have been made by any third party claiming to be entitled thereto.

(vi)	There are no unregistered interests which would override first registration under Schedule 1 to the Land Registration Act 2002 or registered dispositions under Schedule 3 to the Land Registration Act 2002.

(vii)	No consents are necessary to the charging of the Property and no notices are required to be given to any person or body of any charge thereon.

(viii)	The means of access to and egress from the Property is over roads which have been adopted by the relevant authorities and are maintainable at public expense and there are all rights and easements necessary for the Property’s current use and enjoyment (without restriction as to time or otherwise).

(b)	Outstanding Property Liabilities

Except in relation to the Property the Company has no liabilities (actual or contingent) arising out of the conveyance, transfer, lease, tenancy, licence, agreement or other document relating to land or premises or an interest in land or premises, including, without limitation, leasehold premises assigned or otherwise disposed of and the Company has not entered into any agreement to acquire or dispose of any land or premises or any interest therein which has not been completed and has not given any guarantee or indemnity for any liability relating to any Property whatsoever.

(c)	Leasehold

(i)	The title of the lessor and any superior lessors to grant the lease and any superior lease has been investigated and found to be satisfactory in all respects and any abstracts of such superior titles which are in the possession or control of the Company have been placed with the title deeds.

(ii)	The unexpired residue of the term granted by the lease is vested in, the Company and is valid and subsisting against all persons including persons in whom the superior estate or interest is vested.

(iii)	Any consent required from any superior lessor and any consent required from any mortgagee of any superior title for the grant or assignment of the lease and/or the execution of any works of any nature to the Property subsequent to the grant of such lease has been duly obtained.

(iv)	The receipts for rent and any additional rent or charge due on the last rent day prior to the date of this Agreement have been obtained and in each case such receipts are unqualified and no advance payment, or commutation or waiver of future rents or licence fees has been accepted.

(v)	There are no notices, negotiations or proceedings pending in relation to rent reviews or any other matter nor is any rent presently liable to be reviewed.

(vi)	All covenants contained in the lease or any other documents relating to the lease have been observed and performed in all respects by-the parties liable to observe and perform the same and there has not been (expressly or impliedly) any waiver of or acquiescence to any breach of them and there are no disputes with regard to compliance therewith outstanding or anticipated.

(vii)	No collateral assurances, undertakings or concession have been made by any party to the lease.

(viii)	The Company has no material liability for restoration of premises upon the termination of any lease.

(d)	Occupation

The Company is in exclusive and actual occupation of the whole of the Property and no right of occupation or enjoyment has been acquired or is in the course of being acquired by any third party, and the Company has not granted or agreed to grant any right of occupation or enjoyment in respect of the Property to any third party.

(e)	Restrictions

There are no rights, easements, licences, liberties, privileges, advantages, interests, covenants, conditions, restrictions, agreements or declarations or any outstanding or anticipated notices (whether given by a lessor, local authority or any other person, body, authority or company) or otherwise known to the Company which adversely affect the title or the value of the Property or conflict with the present or proposed user of the Property and the continuance of such use, or restrict access thereto and/or which are of an unusual or unduly onerous nature.

(f)	Planning and Use

(i)	The Property is in a good state of repair and condition and fit for its current use.

(ii)	The Existing Use of the Property is the permitted uses under the Town and Country Planning legislation and any orders, consents or permissions required to be made or given thereunder and all necessary consents for the uses to which the Property is presently put have been obtained and such existing uses are where applicable the authorised uses under the terms of the lease.

(g)	Statutes

The requirements of the Public Health Acts, Occupiers Liability Acts, Environmental Protection Acts, Control of Asbestos at Work Regulations 2002, Factories Acts, Offices Shops and Railway Premises Acts, Health and Safety at Work Act and Fire Precautions Acts and any other applicable and/or relevant statutes, law and/or orders, directions or regulations of any competent authority have been complied with in all material respects (insofar as the same apply to the Property) and any fire certificates necessary for the Property have been unconditionally obtained and they (and any regulations as to means of escape in case of fire) have been complied with in all respects.

(h)	Disclosure

(i)	Any replies given by or on behalf of the Sellers to enquiries before contract raised by or on behalf of the Purchaser relating in any way to the Property are true and complete in all material respects and contain all information known or available to the Sellers.

(ii)	There are no notices complaints negotiations or proceedings issued or so far as the Warrantors are aware pending (whether formally or informally) in relation to the Property and the Company is not aware of any matter which could lead to any such notice, complaint, negotiations or proceedings being made.

(iii)	So far as the Warrantors are aware all deeds and documents relevant to the title to the Property have been disclosed by the Sellers to the Purchaser.

26.	Environmental Warranties

26.1	No environmental licences are necessary for carrying on the business of the Company at the Property and no action relating to environmental law has been taken, is so far as the Warrantors are aware pending or threatened against the Company or any employee or director of the Company in relation to the Property or otherwise. No person has used, disposed of, stored, transported or remitted any Dangerous Substance at the Property nor at any previously owned or occupied property.

27.	Tax Warranties

27.1	Interpretation

Words and expressions defined in this Agreement (including those words and expressions defined in Schedule 9 to this Agreement) or defined for the purpose of the relevant Tax Legislation shall bear the same meanings in this paragraph 27 of Schedule 4.

27.2	Returns and Compliance

(a)	The Company has duly, and within any appropriate time limits, made all returns, given all notices and supplied all other information required to be supplied to all relevant Tax Authorities and has to the extent required by law, maintained all records required to be maintained for all Tax purposes; all such information was and remains complete, and accurate in all material respects and all such returns and notices were and remain complete, and accurate in all material respects and were made on the proper basis and none of them is, or so far as the Warrantors are aware is likely to be the subject of dispute with any Tax Authority.

(b)	The Company is in possession of sufficient information to enable it to compute its liability to Tax insofar as it relates to any period ending on or before Completion.

(c)	The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

(d)	All Taxes (whether or not shown on any Tax Return) owed by the Company, the due date for payment of which fell on or before Completion, have been paid on a timely basis.

(e)	In the six years ending on the date of this Agreement the Company has not been liable to pay a penalty, surcharge, fine or interest in connection with Taxation.

(f)	The Company is not liable to pay corporation tax by instalments under regulations made by the Treasury pursuant to section 59E Taxes Management Act 1970.

27.3	Tax Claims, Liabilities and Reliefs

(a)	There are set out in the Disclosure Letter, with express reference to this paragraph, details of all matters relating to Tax in respect of which the Company (either alone or jointly with any other person) has, or at Completion will have, an outstanding entitlement to: make any appeal or further appeal against an assessment to Tax; make any application for the postponement of, or payment by instalments of, Tax; or to disclaim or require the postponement of any allowance or relief. Such details are sufficient to enable the Purchaser to procure that any time limit to such entitlement expiring within six months after Completion can be met.

(b)	Save as set out in this Disclosure Letter, with express reference to this paragraph, all claims, elections, applications and disclaimers assumed to be made by the Company for the purposes of the provision for Tax in the Completion Balance Sheet have been made by or on behalf of the Company prior to Completion.

(c)	Save as set out in the Disclosure Letter, with express reference to this paragraph, the Company has not taken any action which has had, or will have, the result of altering, prejudicing or in any way disturbing any arrangement or agreement which it has previously had with any Tax Authority.

(d)	Save as set out in the Disclosure Letter, with express reference to this paragraph, there is no agreement, arrangement or election between the Company and any Tax Authority pursuant to which the Company is authorised not to comply with a strict and detailed application of any Tax legislation as modified in such application by any generally published statement of practice or generally published extra statutory concession relating thereto.

(e)	The Company has not waived and has not been requested to waive any statute of limitations in respect of Taxes which waiver is currently in effect.

(f)	There are no liens or encumbrances for Taxes upon the assets of the Company except liens or encumbrances relating to current Taxes not yet due.

(g)	All Taxes which the Company is required by law to withhold or to collect for payment have been duly withheld and collected and to the extent that the due date for payment thereof fell on or before Completion, have been paid to the appropriate Tax Authority.

27.4	Employee Taxation

(a)	All amounts payable to any Tax Authority in respect of any Employee (including any Tax deductible from any amounts paid to an Employee, and any national insurance, social fund or similar contributions required to be made in respect of Employees) due and payable being referable to any period up until Completion by the Company up to the date hereof have been duly paid and the Company has made all such deductions and retentions as should have been made under applicable laws or regulations.

(b)	There are set out in the Disclosure Letter full details of all schemes under which any officer or employee of the Company participates under Schedule 2 Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) (Approved Share Incentive Plans), Schedule 3 ITEPA (Approved SAYE Option Schemes) or Schedule 4 ITEPA (Approved CSOP Schemes) or is a beneficiary or potential beneficiary of a qualifying employee share ownership trust as defined in Schedule 5 Finance Act 1989 (Employee Share Ownership Trusts) or any other trust or scheme established for the benefit of employees of the Company.

(c)	All schemes and trusts operated by the Company for the benefit of its officers and employees have been properly established and administered in accordance with the rules thereof and any relevant Tax Statute.

27.5	Consents and Clearances

(a)	All particulars furnished to any Tax Authority in connection with any consent, clearance, ruling or closing agreement on behalf of the Company accurately disclosed all facts and circumstances material to the decision of that Tax Authority, any such consent, clearance, ruling or closing agreement is valid and effective and any such Transaction for which such consent, clearance ruling or closing agreement has previously been obtained has only been carried into effect in accordance with the terms of the relevant application and so far as the Warrantors are aware no such consent, clearance, ruling or closing agreement is liable to be withdrawn, modified or rendered void.

(b)	So far as the Warrantors are aware, there are no rulings, requests for rulings, closing agreements or similar arrangements which could affect the Company’s liability to Tax after Completion.

27.6	Company Residence

(a)	The Company is resident in the United Kingdom for Tax purposes and has never been resident for Tax purposes in any jurisdiction other than the United Kingdom.

(b)	The Company does not have a branch, agency, permanent establishment, representative office or presence for any Tax purpose in any jurisdiction other than its jurisdiction of residence.

27.7	Base Values and Costs of Acquisition

If each of the assets (other than trading stock) of the Company was disposed of for a consideration equal to the book value of that asset, or adopted for the purpose of the Completion Balance Sheet, no liability to corporation tax not fully provided for in the Completion Balance Sheet would arise.

27.8	Investigations and Enquiries

(a)	The Company has not been notified that it is the subject of an investigation or enquiry by any Tax Authority.

(b)	There is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to Taxes of the Company and there is no dispute or question with any Tax Authority and so far as the Sellers are aware there is no fact or circumstance which might be the occasion of any such dispute.

27.9	Information

The Company has sufficient information contained in its records to calculate any chargeable gain or taxable profit or allowable loss which may arise as the result of the disposal of any tangible fixed assets owned by the Company at Completion.

27.10	Finance Leases

There are set out in the Disclosure Letter, with express reference to this paragraph, details of each finance lease to which the Company is or has been party as the lessor or lessee. For the purposes of this paragraph “finance lease” means any arrangements for the leasing of an asset which fall for the purposes of the accounts of the Company to be treated in accordance with normal accountancy practice as a finance lease or loan.

27.11	Losses

There has not, in the three years immediately preceding the date of this Agreement, been a major change in the nature or conduct of the trade or business of the Company such that the availability of losses could be restricted.

27.12	Annual Payments and Other Expenditure

Save as set out in the Disclosure Letter, with express reference to this paragraph, all rents, interest, annual payments or other sums of an income nature exceeding £5,000 per item or £20,000 per annum in aggregate which are payable by the Company under an obligation entered into by the Company on or before Completion are wholly allowable as deductions or charges on income in calculating the Company’s profits and are wholly deductible in the accounting period in which they will be paid.

27.13	Close Companies

(a)	The Company is not nor has at any time been a close investment-holding company as defined in section 13A of the Taxes Act.

(b)	The Company has not done anything so as to give rise to an assessment or any charge to tax under Part XI Chapter II of the Taxes Act.

27.14	Value Added Taxes

In relation to VAT the Company has:

(a)	complied fully with all statutory provisions, rules, regulations, orders, directions or conditions and made all necessary returns and disclosures; and within the prescribed time limits provided all necessary information and documents to the appropriate Tax Authority and paid all amounts due to the proper person;

(b)	at all times kept and preserved complete, correct and up-to-date records (up to the date of Completion), invoices and other documents to the extent required by law or the published practice of any Tax Authority for the purposes of VAT; and

(c)	complied fully with the terms of any agreement reached with any Tax Authority.

27.15	There are set out in the Disclosure Letter, with express reference to this paragraph, particulars of:

(a)	the VAT registrations of the Company;

(b)	any election under paragraph 2 Schedule 10 VATA to waive exemption from VAT in relation to any land made by the Company;

(c)	any buildings or civil engineering works owned by the Company and completed for the purposes of Group 1 Schedule 9 VATA within the last three years;

(d)	details of the percentage input tax recovery entitlement of the Company in respect of the period of two years prior to Completion; and

(e)	full particulars of the Company which is required to make payments on account of VAT for which the Company may become liable in a prescribed accounting period.

27.16	Stamp Documentary and Registration Taxes

(a)	All documents in the possession of the Company or to the production of which the Company is entitled which attract stamp duty and may be necessary for the Company in proving title or in relying on such document for the purposes of any litigation in which the Company is involved or in connection with any Taxation matter, have been properly and punctually stamped.

(b)	The Company has duly and punctually paid all stamp duties to which it is or has been liable and it is not liable to pay any penalty or fine in respect of any such stamp, documentary or registration taxes or duties or to forfeiture of any relief from any such duty penalty or fine and there are no circumstances including execution and performance of this Agreement which may result in the Company becoming liable to any such penalty or fine or to any such forfeiture.

27.17	Anti-avoidance

(a)	Save as set out in the Disclosure Letter, with express reference to this paragraph, no transaction has occurred which could result in the Company becoming liable for Tax which is primarily or directly chargeable against or attributable to a person other than the Company or which is charged by reference to the income or gains of another person.

(b)	The Company has not been involved in any Transaction or series of Transactions the main purpose or one of the main purposes of which was to avoid or delay a possible liability to Taxation.

27.18	Inheritance Tax

The Company has made no transfer of value within the Inheritance Tax Act 1984 and no person has power under the Inheritance Tax Act 1984 to raise any inheritance tax by the sale of or charge over the Shares or any assets of the Company.

SCHEDULE 5

Purchaser’s Warranties

1.	Capacity and Interests of the Purchaser

1.1	The Purchaser has the requisite power and authority to enter into and perform this Agreement and has put arrangements in place that it anticipates will enable it to meet its obligations under the earn-out arrangements in Schedule 1 Part 1.

1.2	The execution and delivery of and the performance by the Purchaser of its obligations under this Agreement will not conflict with, result in a breach of or give rise to a right of termination of any obligation under:

(a)	any agreement, instrument or arrangement (including any trust instrument) to which the Purchaser is a party or by which any the Purchaser is bound; or

(b)	any order, judgment or decree of any court or governmental agency to which the Purchaser is a party or by which the Purchaser is bound.

1.3	This Agreement constitutes and the other documents executed by the Purchaser which are to be delivered at Completion will, when executed, constitute binding obligations of the Purchaser.

SCHEDULE 6

Warrantors’ Limitations of Liability

1.	Limitation on quantum

(a)	Subject to sub-paragraphs 1(b) and (c), the Purchaser shall not be entitled in any event to damages or other amount in respect of any Warranty Claim unless and until the aggregate amount of all such substantiated claims exceeds £150,000 (in which event the Purchaser shall be entitled to recover the full amount in respect of all such claims and not only the amount in excess of £150,000).

(b)	The Purchaser shall not be entitled in any event to damages or other amount in respect of any Warranty Claim unless the amount of that claim shall exceed £5,000. For these purposes, a series of claims with respect to similar facts and circumstances shall be aggregated as and treated as an individual Warranty Claim.

(c)	The total aggregate liability of the Warrantors under or pursuant to the Limited Warranties shall not in any event exceed two-thirds of the total monetary value of the Initial Consideration plus the Earn-out Consideration actually received by them provided that:

(i)	the maximum amount that may be recoverable from each of the Warrantors in relation to such Warranty Claims shall be such amount as is set out opposite his name in column 7 of Part 1 of Schedule 1; and

(ii)	the maximum amount recoverable from each of the Warrantors in relation to an individual Warranty Claim shall be such percentage thereof as is set out opposite his name in column 6 of Part 1 of Schedule 1.

(d)	The total aggregate liability of the Warrantors under or pursuant to the Unlimited Warranties and claims under the Tax Covenant shall not in any event exceed the total monetary value of £11,500,000 plus the Earn-out Consideration actually received by them.

(e)	For the purposes of this paragraph 1 “substantiated” means a claim for which the Sellers may be liable to the extent that it is admitted or agreed or determined in any judicial proceedings.

2.	Time limits for bringing claim

(a)	Subject to sub-paragraph 2(b), the Purchaser shall give to the Warrantors written notice specifying (in reasonable detail to the extent reasonably practical) the matter which gives rise to the breach or claim, the nature of the breach or claim and the amount claimed in respect thereof promptly and in any event:

(i)	in respect of any Warranty Claim under a Limited Warranty, other than a Tax Warranty Claim, on or before 30 June 2008;

(ii)	in respect of any Tax Warranty Claim on or before the seventh anniversary of Completion; or

(iii)	in respect of any Warranty Claim under an Unlimited Warranty, at any time from and after Completion without limitation in respect of passage of time.

(b)	The liability of the Warrantors in respect of the above Warranty Claims shall absolutely cease and determine (if that Warranty Claim has not been previously satisfied, settled or withdrawn) if proceedings in respect of such claim shall not have been validly commenced within 12 months of

(i)	the service of notice of that claim in accordance with sub-paragraph 2(a); or

(ii)	in respect of a claim the liability for which is contingent as described in paragraph 6(e) of this Schedule 6, the date the contingent liability becomes actual.

3.	Purchaser can only claim once

(a)	The Purchaser and those deriving title from the Purchaser on or after Completion shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once between them in respect of any one liability. Nothing in this Agreement shall relieve the Purchaser from its duty to mitigate any loss or liability which may give rise to a Warranty Claim.

(b)	No liability shall attach to the Warrantors by reason of any Warranty Claim to the extent that the same loss occasioned to the Purchaser by reason of such breach has been recovered under any indemnity provided by the Sellers and/or the Tax Covenant and no liability shall attach to the Warrantors under any indemnity to the extent that the same loss has been recovered by a Warranty Claim.

4.	Recovery from insurers

(a)	If, in respect of any matter which would give rise to a Warranty Claim, the Purchaser or the Company is entitled to claim under any policy of insurance the Purchaser shall not further pursue that Warranty Claim unless and until the Purchaser or the Company shall have made a claim against its insurers and used its reasonable endeavours to pursue such claim.

(b)	If having used its reasonable endeavours to pursue an insurance claim (and in any event after the expiry of 9 months from the notification by the Purchaser to the Sellers referred to above) the Purchaser or the Company shall not have recovered the full amount of its loss in respect of the relevant matter, the provisions of this paragraph 4 shall not preclude the Purchaser from pursuing a Warranty Claim in respect of such matter for the amount of the loss not recovered from the insurers.

(c)	If the Warrantors pay at any time to the Purchaser or the Company an amount:

(i)	in full settlement of a Warranty Claim and the Purchaser or the Company subsequently recover any amount from an insurer; or

(ii)	in partial settlement of a Warranty Claim and the Purchaser or the Company subsequently recovers an amount from an insurer which, together with the Warrantor’s partial settlement, provides a total amount of recovery which exceeds the value of the Warranty Claim, the Purchaser or the Company (as the case may be) shall forthwith repay to the Warrantors so much of the amount paid by the Warrantors to the Purchaser or the Company as is equal to the amount by which the total recovery by the Purchaser or the Company exceeds the value of the Warranty Claim less the reasonable costs and expenses and any Taxation incurred or suffered by the Purchaser or the Company in connection with the recovery.

5.	Recovery from Third Parties

(a)	Where the Purchaser and/or the Company are at any time entitled to recover from some other person (other than an insurer) any sum in respect of any matter giving rise to a Warranty Claim the Purchaser and the Company shall undertake such steps as are reasonable to enforce such recovery prior to taking action against the Warrantors (other than to notify the Warrantors of the matter giving rise to such Warranty Claim against the Warrantors or otherwise bring a claim within the time limits in paragraph 2(b) of this Schedule 6) and, in the event that the Purchaser or the Company shall recover any amount from such other person, the Purchaser shall not pursue recovery of those amounts from the Warrantors.

(b)	If the Warrantors pay at any time to the Purchaser or the Company an amount in settlement of a Warranty Claim and the Purchaser or the Company subsequently become entitled to recover from some other person any sum in respect of the matter giving rise to such claim, the Purchaser or the Company, as the case may be, shall take such steps as are reasonable to enforce such recovery, and in the event that the Purchaser or the Company recovers an amount from such other person which, when added to the amount received from the Warrantors, gives the Purchaser or the Company a recovery in excess of the value of such Warranty Claim, the Purchaser or the Company (as the case may be) shall forthwith repay to the Warrantors so much of the amount paid by the Warrantors to the Purchaser or the Company as does not exceed the total value of such Warranty Claim less the reasonable costs and expenses and any Taxation incurred or suffered by the Purchaser or the Company in connection with the recovery.

6.	Allowance, provision or reserve in the Accounts

No matter shall be the subject of a claim for breach of any of the Warranties (other than a Tax Warranty) to the extent that:

(a)	allowance, provision or reserve in respect of such matter shall have been specifically identified in the Completion Balance Sheet;

(b)	such Warranty Claim arises or is increased as result of, or is otherwise attributable to, any changes made after Completion in the accounting policies or accounting practices or the length of any accounting period of the Purchaser or the Company save where such change is necessary to comply with UK GAAP as at Completion;

(c)	such Warranty Claim would not have arisen but for or is increased as a result of an alteration, coming into force of or enactment of any statute, statutory instrument or regulation, directive, rule or other legislative or regulatory act or imposition or any change in or withdrawal of the requirements or published practice or published extra statutory concession of a Taxation Authority which, coming into force or alteration, enactment, change or withdrawal is made with retroactive effect to a date prior to Completion and was made or became effective on or after the date of this Agreement and had not, although not then effective, been announced or enacted prior to the date of this Agreement;

(d)	such Warranty Claim arises (in whole or in part) as a result of any act, omission or transaction which has been done or omitted to be done prior to Completion at the written request of or with the written approval of the Purchaser; or

(e)	such Warranty Claim is based upon a contingent liability only unless and until such contingent liability becomes an actual liability provided that this paragraph 6(e) shall not prevent a notice of claim from being delivered pursuant to paragraph 2 (a) of this Schedule 6.

7.	Taxation

No claim shall arise in respect of any breach of any of the Warranties (other than the Tax Warranties) to the extent that such claim would not have arisen but for:

(a)	any increase in rates of Taxation; or

(b)	a failure or omission on the part of the Purchaser after Completion to make or give (as the case may be) and not revoke any claim, election, surrender, disclaimer, notice or consent, under any enactment or regulation relating to Tax the making, giving or doing of which was taken into account in computing the provision or reserve for Taxation in the Completion Balance Sheet.

8.	Payment of claim to be reduction in purchase price

Any payment made by the Warrantors to the Purchaser in respect of any claim under the Warranties shall be deemed to be a reduction in the consideration paid by the Purchaser for the purchase of the Shares.

9.	Scope of limitations

Notwithstanding any other provision of this Schedule nothing in this schedule or in the Disclosure Letter and no statutory limitation period shall qualify or limit the liability of the Sellers in relation to any Warranty Claim which arises as a consequence of, or is delayed as a result of fraud, dishonesty or wilful concealment on the part of any Seller or their respective agents or advisers or any Connected Person (as such phrase is defined in the Companies Act 1985) to which the Warranty Claim relates.

10.	Third Party Claims

10.1	If the Company or the Purchaser or any member of the Purchaser’s Group receives notice of a claim by a third party against the Company or the Purchaser or any member of the Purchaser’s Group (“Third Party Claim”) which might give rise to a Warranty Claim or a claim under the indemnities in Clause 8 of this Agreement:

(a)	at the written request of the Warrantors, the Warrantors and the Purchaser shall consult with each other regarding the conduct of the Third Party Claim and the Purchaser shall and shall procure that the relevant member of the Purchaser’s Group shall take such lawful and reasonable action as the Warrantors shall reasonably require to avoid, dispute, resist, appeal, compromise, settle, contest or raise a counterclaim in relation to the Third Party Claim;

(b)	the Warrantors shall indemnify the Company, the Purchaser and/or the relevant member of the Purchaser’s Group in respect of all reasonable costs, charges, expenses, liabilities, and damages incurred for which the Company, the Purchaser or the relevant member of the Purchaser’s Group becomes liable in respect of an action or omission which is requested to be taken by the Company, the Purchaser or any member of the Purchaser’s Group under paragraph 10.1(a) above; and

(c)	at the written request of the Warrantors and upon reasonable notice, the Purchaser shall inform the Warrantors of the progress and defence of any Third Party Claim and shall consult with and have due regard for the Sellers’ reasonable representations in connection therewith.

10.2	Nothing in paragraph 10.1 shall require the Company, the Purchaser or any member of the Purchaser’s Group to take or refrain from taking any action which it reasonably considers is likely to:

(a)	affect the goodwill, business or bona fide commercial interests of the Company, the Purchaser and/or any member of the Purchaser’s Group;

(b)	render any policy of insurance maintained by or available to the Company, the Purchaser and/or relevant member of the Purchaser’s Group void or voidable or entitle the relevant insurer to repudiate or rescind any such policy in part or in whole; or

(c)	give rise to a criminal action or proceeding brought against the Company, the Purchaser and/or relevant member of the Purchaser’s Group or any of their director, officers or employees.

SCHEDULE 7

Part 1 : Completion Balance Sheet

1.	Completion Balance Sheet

In this Schedule 7 the following words shall have the following meanings:

“Accounting Principles” means the accounting principles, policies, treatments, practices and categorisations used in the preparation of the Company’s management accounts as at 30 September 2006;

1.1	The Purchaser must as soon as reasonably possible, and in any event on or before the day that is 30 Business Days following the Completion Date prepare and deliver to the Sellers a draft completion balance sheet as at the Completion Date which shall:

(a)	be prepared in accordance with the accounting policies set out in Part 3 of this Schedule 7;

(b)	absent manifest error, be drawn up using data extracted from the Company’s accounting and financial systems; and

(c)	be in the format and consistent with the manner of preparation of the pro forma Completion Balance Sheet set out in Schedule 7 Part 2.

(the “Draft Completion Balance Sheet”).

1.2	In addition the Purchaser, with the co-operation of the Sellers shall prepare a draft statement of Working Capital as at Completion (the “Working Capital Statement”) based on extracting the relevant line items which are marked with an asterisk on the pro forma Completion Balance Sheet set out in Schedule 7 Part 2 from the Draft Completion Balance Sheet in accordance with this Schedule.

1.3	The Purchaser and the Seller shall each be responsible for their own costs in connection with the preparation and review of the Completion Balance Sheet and the Working Capital Statement.

1.4	When the Working Capital Statement is agreed or otherwise determined in accordance with this Schedule 7, then the amount shown therein under Working Capital shall be the Working Capital for the purposes of this Agreement.

2.	Access to Information

2.1	The Purchaser and the Sellers must, in connection with the preparation and review of the Draft Completion Balance Sheet and/or the Working Capital Statement or any dispute or any review by the Independent Accountant:

(a)	provide or ensure the provision of all information and assistance which may reasonably be requested by the Sellers or the Purchaser or the Independent Accountant, as the case may be; and

(b)	permit representatives of the Sellers or the Purchaser or the Independent Accountant (as the case may be) to have access to and take extracts from or copies of any relevant books, correspondence, accounts or other records in the Purchaser’s or Sellers’ possession or control which include information relating to the matters set out in the Draft Completion Statement and/or the Working Capital Statement (but only to the extent that such information relates to the subject matter of the Draft Completion Balance Sheet and/or the Working Capital Statement).

2.2	Unless within 20 Business Days of the receipt of the Draft Completion Balance Sheet (inclusive of the day of receipt) the Sellers give notice to the Purchaser in writing of any respect in which it disagrees with the Draft Completion Balance Sheet and/or the Working Capital Statement or any item of it, such notice stating the reasons for the disagreement in reasonable detail (a “Disagreement Notice”) the Draft Completion Balance Sheet shall be final and binding between the parties (as they shall be if within the period of 20 Business Days the Sellers give written notice to the Purchaser that they are so satisfied) and shall be the Completion Balance Sheet and/or the Working Capital Statement.

2.3	If the Sellers do give an Disagreement Notice to the Purchaser and if the matter or matters in dispute are not resolved by the parties within 20 Business Days of the Purchaser receiving the Disagreement Notice (inclusive of the day of receipt), the matter shall be referred by either party (by notice to the other) to an Independent Accountant, who shall act as an expert and not as an arbitrator, and the decision of the Independent Accountant as to any matter so in dispute and as to the proper contents of the Draft Completion Balance Sheet and/or the Working Capital Statement shall be final and binding. The provisions of paragraph 2.4 of Part 1 of this Schedule 7 shall apply in relation to any reference to such Independent Accountant.

2.4	The Purchaser and the Sellers hereby agree and undertake that if any disagreement or dispute under this Agreement is referred to an Independent Accountant:

(a)	the parties will each use all reasonable endeavours to co-operate with the Independent Accountant in resolving such disagreement or dispute, and for that purpose will provide to him all such information and documentation as he may reasonably require;

(b)	the Independent Accountant shall have the right to seek such professional assistance and advice as he may require in fulfilling his duties;

(c)	the Independent Accountant shall have the power to allocate his fees (and any professional fees incurred by him) for payment in whole or in part by the Purchaser and the Sellers in equal shares;

(d)	the Independent Accountant shall apply the accounting policies in Part 3 of this Schedule 7 making his determination;

(e)	the Independent Accountant shall make his determination pursuant to this paragraph 2.4 of Part 1 of this Schedule 7 as soon as is reasonably practicable.

2.5	Upon the resolution of any dispute concerning the contents of the Draft Completion Balance Sheet and/or the Working Capital Statement (howsoever resolved) the Draft Completion Balance Sheet and/or the Working Capital Statement shall be amended to accord with the resolution of any such dispute and such Completion Balance Sheet and/or Working Capital Statement so amended shall be final and binding between the parties.

SCHEDULE 7

Part 2 : Pro forma Completion Balance Sheet

	Pro forma Completion Balance Sheet	Completion Balance Sheet
Fixed assets	455,110
*Stock	1,327,145
*Trade debtors	1,157,948
*Sundry debtors/prepayments	242,631
Directors loans	163,187
*Trade creditors	(701,910)
*Preferential creditors	(114,734)
*Other creditors	9,954
Bank overdraft/cash	(395,399)
Invoice discounting facility	(405,063)
HP liabilities	(20,749)
EBT provision	(245,703)
Deferred income - current	(895,652)
- long term	(322,038)

	254,727

Part 3: Accounting policies: general requirements

The Completion Balance Sheet shall:

1	be prepared in accordance with the specific accounting treatments set out below:

Inventory will be valued at the lower of cost and net realisable value with foreign currency purchases of Inventory valued at the actual cost to the Company (i.e. using the exchange rate at the date which the currency was purchased);

No general bad debt provision will be taken into account. Only specific accounts where recovery of the debt is not possible will be included within the Completion Balance Sheet. Specific bad debts will be net of any recoveries from the Company’s credit insurance policies;

Expenditure on advertising campaigns which is prepaid shall be written off when the campaign(s) occurs;

Any liabilities covered by the indemnities in clause 8.1 shall be excluded; and

There shall be no re-appraisal of asset values as a result of the transactions contemplated by this Agreement.

2	be prepared adopting the Accounting Principles, including in relation to the exercise of accounting discretion and judgment; and

3	where neither the Accounting Principles, nor the accounting treatments set out in Part 3 of this Schedule deal with a matter, be prepared in accordance with UK GAAP.

In the event of any conflict between the application of paragraphs 1, 2 and 3, the application of paragraph 1 shall take precedence over that in paragraphs 2 and 3 and the application of paragraph 2 shall take precedence over that in paragraph 3.

SCHEDULE 8

Loan Note Instrument

SCHEDULE 9

Tax Covenant

1.	CONSTRUCTION AND INTERPRETATION

1.1	In this Schedule the following definitions shall have the following meanings:

“Claim for Taxation” means any claim, notice, demand, assessment, return, accounts, charge, letter or other document issued, action taken or omission made by or on behalf of a Tax Authority, from which it appears that or as a result of which the Company is or may be placed or sought to be placed under a Tax Liability and in respect of which an action may be brought under this Schedule;

“Purchaser’s Relief” means any Relief to the extent that it was taken into account in computing (and so reducing or eliminating) any provision for Taxation or deferred Taxation in the Completion Balance Sheet or was included as an asset in the Completion Balance Sheet;

“Post Completion Relief” means any Relief to the extent that it arises in respect of any Transaction occurring or period commencing on or after Completion;

“Relief” means any relief exemption allowance loss deduction credit or set off in each case available in respect of any Taxation or relevant to the computation of any Tax Liability and shall include without limitation a right to repayment of Taxation (including any repayment supplement or interest in respect of such repayment);

“Tax Legislation” or “Tax Statute” means any statute, statutory instrument, enactment, law, by-law, directive, decree, ordinance, regulation or legislative provision enacted, issued or adopted providing for, imposing or relating to Taxation;

“Tax Liability” means:

(a)	any liability to or in respect of any Taxation whether or not it is directly or primarily the liability of or chargeable against or to the Company (whether or not the Company has or may have a right of recovery or reimbursement from any other person) or is directly or primarily the liability of or chargeable against or to a person other than the Company but may also be charged against or recovered from the Company or is otherwise discharged by the Company;

(b)	the use or set off of any Purchaser’s Relief or Post Completion Relief in circumstances where but for such use or set off the Company would have had an actual Tax Liability in respect of which the Warrantors would have been liable under this Agreement; and

(c)	the loss, nullification, cancellation or reduction of a Purchaser’s Relief and in the case of:

(i)	the loss, nullification, cancellation or reduction of a Purchaser’s Relief which would be given as a deduction in computing or as a set off against income profits or gains the amount of the Tax Liability shall be a sum equal to that percentage of that Purchaser’s Relief which is so lost, nullified, cancelled or reduced equal to the corporation tax rate then applicable to the Company;

(ii)	the loss, nullification, cancellation or reduction of a Purchaser’s Relief which is given as a credit against Taxation the amount of the Tax Liability shall be a sum equal to the amount of that Purchaser’s Relief so lost, nullified, cancelled or reduced; and

(iii)	the loss, nullification, cancellation or reduction of a right to repayment of Taxation the amount of the Tax Liability shall be a sum equal to the amount of the repayment which would have been obtained but for such loss, nullification, cancellation or reduction; and

“Transaction” means any, and any deemed, transaction, deed, act, event, payment, omission, distribution, loan, the death of any person and the entry into this Agreement and/or Completion.

1.2	Subject to paragraph 1.1 words and expressions defined in this Agreement or defined for the purpose of the relevant Tax Legislation shall bear the same meanings in this Schedule.

1.3	In this Schedule:

(a)	any reference to the provisions of any Tax Legislation shall be deemed to refer to the same as in force including any Tax Legislation announced as being in force as of a specific date and further including any amendment, re-enactment or consolidation at the time by reference to which the same falls to be interpreted and shall be deemed to include references to any orders, regulations, or to other subordinate legislation made under the relevant statute or statutory provisions;

(b)	clause headings are inserted for ease of reference only and shall not affect construction;

(c)	references to recitals, paragraphs and sub-paragraphs are references to recitals, paragraphs and sub-paragraphs in this Schedule unless otherwise specified;

(d)	references to income, profits or gains earned, accrued or received shall include income, profits or gains which are deemed to have been earned, accrued or received for Taxation purposes;

(e)	references to income profits or gains earned, accrued or received on or before the date hereof or in respect of a period ending on or before the date hereof shall include income profits or gains deemed or treated for Taxation purposes to have or as having been earned, accrued or received on or before the date hereof or in respect of that period;

(f)	references to any transaction occurring or commencing on or before a particular date or time shall include the case where such transaction is deemed or treated for tax purposes as having occurred or commenced on or before that date;

(g)	references to anything being deemed or treated “for Taxation purposes” shall mean that for the purposes of any applicable Taxation Legislation or decided case law or published practice of any Tax Authority that thing is deemed or treated in the way described; and

(h)	references to a result of any Transaction occurring on or before any date shall include a result of a series of or combined result of two or more Transactions, the first of which occurred or commenced or is deemed to have occurred or commenced on or before that date provided that any Transaction that occurs after Completion shall only be included in such series or combination if such Transaction occurs pursuant to a legally binding commitment entered into on or before Completion or for some other legal reason such Transaction could not reasonably have been avoided or such Transaction occurs in the ordinary course of business of the Company as carried out by the Company at Completion.

2.	COVENANTS

2.1	Subject to the exclusions contained in paragraph 3 and the provisions of paragraph 8 the Warrantors covenant with the Purchaser (acting for itself and as trustee for its successors in title to the Shares) to pay an amount equal to any Tax Liability of the Company arising as a result of or by reference to any Transaction which occurred on or before the date hereof or in respect of or with reference to any income, profits or gains earned, accrued or received on or before or in respect of a period ending on or before the date hereof.

2.2	Subject to the exclusions contained in paragraph 3 and the provisions of paragraph 8 but without prejudice to the generality of paragraph 2.1, the Warrantors covenant with the Purchaser (acting for itself and as trustee for its successors in title to the Shares) to pay an amount equal to any Tax Liability of the Company arising as a result of or by reference to the Company’s relationship on or at any time prior to Completion with any of the Sellers or any other company or person, including Performance Products (Nordic) Oy.

3.	EXCLUSION

3.1	The Warrantors shall not be liable under the covenants contained in paragraph 2, the covenant in paragraph 4, or the Tax Warranties in respect of a Tax Liability to the extent that such Tax Liability:

(a)	is the subject of a specific reserve or specific provision for Taxation (otherwise than by way of provision or reserve for deferred Taxation) in the Completion Balance Sheet, or to the extent that the payment or discharge of any such Tax Liability has been taken into account in the Completion Balance Sheet; or

(b)	arises or is increased directly as a result of any introduction or change in legislation (primary or delegated and including an increase in the rates of Tax) or the withdrawal or amendment of any published extra-statutory concession or published practice previously made by a Taxation Authority announced after Completion whether or not with retrospective effect ; or

(c)	has been recovered pursuant to the Tax Warranties or the Purchaser has recovered damages or any other amount under this Agreement (whether for breach of Warranty, under this Schedule or otherwise) in respect of the same loss, liability, damage or Transaction or the Purchaser has otherwise obtained reimbursement or restitution from the Sellers; or

(d)	arises or is increased as a result of any change in the accounting policies, bases, practices or principles (including the treatment of timing differences and the bases on which the Company values its assets of the Company after Completion) save where such change is necessary in order to comply with UK GAAP as at Completion; or

(e)	it would not have arisen or would have been reduced or eliminated as a result of a failure or omission on the part of the Company or the Purchaser after Completion to make any claim, election, surrender or disclaimer or to give any notice or consent under any enactment or regulation relating to Tax the making, giving or doing of which was specified with specific reference to this paragraph 3.1(e) in the Disclosure Letter; or

(f)	such liability arises directly as a result of the voluntary amendment or withdrawal (in whole or in part) after Completion of any claim election or surrender properly and validly made before Completion or the making of any disclaimer after Completion; or

(g)	any Relief other than a Purchaser’s Relief or Post Completion Relief is available to the Company to relieve or mitigate that liability; or

(h)	is a liability to any interest, penalty, fine or surcharge which arises as a result of or by reference to any delay or default on the part of the Purchaser to comply with its obligations under this Agreement; or

(i)	is in respect of stamp duty or stamp duty reserve tax payable on the transfer or agreement to transfer the Shares pursuant to the Agreement; or

(j)	the rate or average rate of any Taxation for any period ending on or before Completion which is applicable to the Company increasing as a result of the sale and purchase of the Company under this Agreement, including the Company ceasing to be subject to corporation tax at the small companies’ rate (or qualifying for relief under section 13(2) of the Taxes Act) and becoming subject to corporation tax at the rate applicable to companies generally.

4.	STAMP DUTY

4.1	If any instrument relevant to the title of the Company to any asset acquired before Completion has not been duly stamped and it is necessary either to establish title of the Company to any such asset, or to rely on such instrument for the purposes of any litigation in which the Company is involved or in connection with any Taxation matter the Warrantors undertake to pay to the Purchaser an amount equal to the amount of the stamp duty (together with any interest or penalties) payable in respect of such instrument.

5.	CONDUCT OF CLAIMS

5.1	The Purchaser shall give or shall procure the giving of notice in writing to the Sellers’ Representative of any Claim for Taxation in respect of a Tax Liability of the Company for which the Warrantors could become liable under this Schedule as soon as reasonably practicable after becoming aware of such Claim for Taxation (and in any event, in the case of the receipt of a Claim for Taxation consisting of any assessment or demand for Tax or for which the time for response or appeal is limited, not less than 10 clear days prior to the day on which the time for response or appeal expires) PROVIDED THAT failure to notify the Sellers’ Representative of a Claim for Taxation under this paragraph 5.1 shall not release the Warrantors from liability under this Schedule in respect of any Tax Liability to which that Claim for Taxation relates.

5.2	Subject to paragraphs 5.3 and 5.4, the Company and/or the Purchaser shall (subject to being indemnified to their reasonable satisfaction by the Warrantors against any liabilities, costs or expenses which may be incurred in relation thereto) take such action as the Sellers’ Representative may reasonably request in writing to avoid, dispute, resist, appeal, compromise or defend the Claim for Taxation (a Claim for Taxation where action is so requested being hereafter referred to as a “Dispute”).

5.3	Nothing in paragraph 5.2 shall oblige either the Purchaser or the Company to take any action:

(a)	which the Purchaser reasonably considers could materially increase any future liability to Tax of the Purchaser the Company or any other member of the Purchaser’s Group or could be materially prejudicial to the relationship of the Purchaser the Company or any other member of the Purchaser’s Group with any Tax Authority; or

(b)	unless the Warrantors have paid any Tax payable under paragraph 6.4 by the due date in accordance with that paragraph 6.4.

5.4	The provisions of paragraph 5.2 shall not apply if in respect of any Claim for Taxation it reasonably appears to the Purchaser or a Tax Authority alleges in writing that the Sellers or any person connected with any Seller or in respect of any period prior to or ending on the date of Completion any director officer or employee of the Company may have been party to any act or omission connected with such Claim for Taxation which may constitute fraud, wilful misconduct or wilful concealment.

5.5	Where the Sellers have taken conduct of a Dispute in accordance with paragraph 5.2 the conduct of such Dispute shall be regulated as follows:

(a)	the Purchaser shall procure that the Company shall supply such information and shall provide such access to its Taxation records relevant to the Dispute as the Sellers’ Representative shall reasonably request;

(b)	the appointment by the Sellers of solicitors or other professional advisers shall be subject to the prior written approval of the Purchaser and the Company (such approval, not to be unreasonably withheld or delayed);

(i)	all correspondence and all other communications with the Tax Authority party to the Dispute (the “Relevant Tax Authority”) which are to be transmitted to the relevant Taxation Authority shall first be submitted to the Purchaser for approval and shall only be finally transmitted if such approval is given (such approval not to be unreasonably withheld or delayed) and each of the Sellers undertakes that it shall not have any direct dealings with the Relevant Tax Authority in connection with the Dispute; and

(j)	the Purchaser shall or shall procure that the Company shall supply to the Sellers’ Representative and the Sellers’ Representative shall supply to the Purchaser a copy of any written communication respectively received from or a note of any oral communication with the Relevant Tax Authority in relation to the Dispute as soon as reasonably practicable after such communication has been received or has taken place (as the case may be); and

(k)	the Purchaser and the Company shall not be obliged to have dealings with any of the Sellers other than as the Sellers’ Representative in connection with the Dispute.

5.6	The Company or the Purchaser (as the case may be) shall be at liberty without further reference to the Sellers’ Representative to admit, compromise, settle, discharge or otherwise deal with any Claim for Taxation on such terms as it may in its reasonable discretion think fit on or after the earliest of:

(a)	the expiry of a period of time commencing with the service of notice of the Claim for Taxation on the Sellers’ Representative under paragraph 5.1 that it is reasonable having regard to the nature of the Claim for Taxation and the existence of any time limit in relation to avoiding, disputing, defending, resisting, appealing or compromising such Claim for Taxation (and which period shall not in any event exceed a period of 30 days) if the Sellers’ Representative has not by that date notified the Company or the Purchaser (as the case may be) of any request to take any action in relation to the Claim for Taxation;

(b)	the service of notice by the Sellers’ Representative on the Company or the Purchaser to the effect that it does not wish to request any action in relation to the Claim for Taxation;

(c)	(subject to paragraph 5.8) the expiry of a period of seven days following the service of notice by the Company or the Purchaser (as the case may be) on the Sellers’ Representative (the Sellers’ Representative having requested the right to take conduct of the Dispute) to the effect that the Sellers’ Representative is not properly and effectively dealing with the Dispute if during that period the Sellers’ Representative does not take steps properly and effectively to deal with such Dispute; and

(d)	the expiry of any period prescribed by the Tax Legislation for the making of an appeal against the Tax Liability in question without the Sellers’ Representative prior to the expiry of such period having requested the Purchaser to make such an appeal.

5.7	Each of the Sellers shall be bound to accept for the purposes of this Schedule any admission, compromise, settlement or discharge of any Tax Liability and the outcome of any proceedings relating thereto made or arrived at in accordance with the provisions of this Schedule.

5.8	If there is a dispute between the Sellers’ Representative and the Purchaser as to whether any action requested by the Sellers’ Representative under paragraph 5.2 is reasonable or could be materially prejudicial to the relationship of the Purchaser the Company or any member of the Purchaser’s Group with any Tax Authority or whether the Sellers’ Representative is properly and effectively dealing with the Dispute (in accordance with the provisions of paragraph 5.6) and the dispute is not resolved between the Sellers’ Representative and the Purchaser, such dispute shall be referred for determination to a barrister specialising in Tax matters of at least 10 years’ call, appointed by agreement between the Sellers’ Representative and the Purchaser or (if they do not agree) upon the application made by either party to the Chairman for the time being of the Bar Council and the barrister so appointed shall also be authorised to determine how the costs of obtaining his opinion should be allocated between the parties hereto.

6.	PAYMENT

6.1	Subject to paragraph 6.4, the due date for payment by the Warrantors of any sum due under this Schedule shall be:

(a)	in the case of any Tax Liability which involves an actual payment of Taxation the later of (i) five days before the amount of the Tax Liability is due and payable and (ii) five days after a demand in writing is served on the Sellers’ Representative by the Purchaser;

(b)	in the case of a Tax Liability which does not involve an actual payment of Taxation and which results from the use or set off of any Purchaser’s Relief or Post Completion Relief the later of (i) five days before the day on which such Taxation would have been due (assuming that an assessment or other notification of such Taxation had been made at the earliest permissible time and no appeal had been made against that assessment or notification) but for the availability of the Relief concerned, and (ii) five days after a demand in writing is served on the Sellers’ Representative by the Purchaser;

(c)	in the case of any Tax Liability which does not involve an actual payment of Taxation and which consists of the loss, nullification, cancellation or reduction of any Purchaser’s Relief, the later of (i) the last date upon which the Taxation is or would have been required to be paid to the relevant Tax Authority in respect of the period in which the loss, nullification, cancellation or reduction of the Purchaser’s Relief occurs (assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief) or, if the Relief that is lost is a right to repayment of Tax, the date upon which the repayment of Tax would have actually been due and payable and (ii) five days after the service of written notice on the Sellers’ Representative by the Purchaser or the Company that such loss, nullification, cancellation or reduction has occurred; and

(d)	in the case of:

(i)	any claim in respect of any liabilities costs or expenses reasonably incurred by the Purchaser or the Company in connection with any Claim for Taxation, any Tax Liability to which that Claim for Taxation relates or any claim under this Schedule; or

(ii)	any claim in respect of any other matter not dealt with elsewhere in this paragraph 6 five days after written notice of such claim is given by the Purchaser to the Sellers’ Representative.

6.2	All sums payable by the Warrantors under this Agreement shall be paid in cleared funds free and clear of any deduction or withholding whatsoever save only as may be required by law. If any such deduction or withholding in respect of Taxation is required by law the Warrantors shall (save where such deduction or withholding is in respect of interest) be obliged to pay such sum as will after such deduction or withholding has been made leave the same amount as the recipient would have been entitled to receive in the absence of any such requirement to make a deduction or withholding. If any sum payable by the Warrantors under this Agreement (other than interest) shall otherwise be subject to Taxation in the hands of the recipient the same obligation to make an increased payment shall apply in relation to such liability to Taxation as if it were a deduction or withholding required by law save to the extent that payment under this Schedule is subject to Taxation as a result of the assignment of the benefit of this Schedule so as to prevent the application of ESC D33 (the “Zim” Concession) to such payment.

6.3	Any payment which is not made by the due date shall bear interest at LIBOR plus 3.75 per cent per annum from the date on which payment should have been made in accordance with this Schedule until payment. Such interest shall accrue from day to day after as well as before any judgement for the same, shall be compounded quarterly and shall be payable on demand.

6.4	Where the Sellers’ Representative has taken over conduct of proceedings in relation to any Claim for Taxation on behalf of the Warrantors in accordance with paragraph 5 and the Taxation the subject matter of that Claim must be paid to the Relevant Tax Authority as a condition of disputing that Claim for Taxation the Warrantors shall pay to the Purchaser an amount equal to the Taxation so payable in full in cleared funds five days before such Taxation must be paid provided that in the event that the Sellers prove not to be liable in respect of such Taxation the Purchaser will immediately repay such Taxation (together with an amount equal to any interest and repayment supplement thereon paid by a Taxation Authority in respect of such Taxation) to the Warrantors.

7.	RECOVERY FROM THIRD PARTIES

7.1	In the event that the Warrantors shall have made a payment to the Purchaser or the Company in full discharge of any claim by the Purchaser or the Company against the Warrantors under this Schedule in respect of a Tax Liability and the Purchaser or the Company is or becomes entitled to recover or obtain a payment in respect of that Tax Liability from any person other than the Purchaser, the Company or any other member of the Purchaser’s Group but including any Tax Authority (in this paragraph 7 a “Third Party”) then the Purchaser shall or shall procure that the Company shall notify the Sellers’ Representative of the Purchaser’s entitlement and PROVIDED THAT each of the Warrantors shall indemnify the Purchaser and the Company to their reasonable satisfaction against any liabilities costs or expenses which they may incur thereby the Purchaser shall or shall procure that the Company shall take such action as the Sellers’ Representative shall reasonably request to recover or obtain such payment PROVIDED THAT nothing in this paragraph 7.1 shall oblige either the Purchaser or the Company to take any action which the Purchaser reasonably considers would be materially prejudicial to the Purchaser, the Company or any other member of the Purchaser’s Group.

7.2	If the Company or the Purchaser recovers or receives a payment from a Third Party as contemplated in paragraph 7.1 (whether after taking any action at the request of the Sellers’ Representative under that paragraph or otherwise) then the Purchaser or the Company (as the case may be) shall pay to the Warrantors subject to the provisions of paragraph 7.4 an amount calculated in accordance with paragraph 7.3.

7.3	The amount payable by the Purchaser or the Company (as the case may be) to the Warrantors under this paragraph 7 shall be an amount (the “Paragraph 7.3 Amount”) equal to the lesser of:

(a)	any sum so recovered (including any interest or repayment supplement paid by any Tax Authority or other person in respect of it) less any Tax chargeable on the Purchaser or the Company in respect of such sum; and

(b)	the amount paid by the Warrantors pursuant to this Schedule in respect of the Tax Liability to which the sum recovered or received relates.

7.4	The Purchaser or the Company (as the case may be) shall be:

(a)	entitled to set off the Paragraph 7.3 Amount against any sum then finally determined to be payable by the Warrantors to the Purchaser under this Schedule or any of the Tax Warranties; and

(b)	entitled to retain from any balance of the Paragraph 7.3 Amount remaining after any set off in accordance with paragraph 7.4(a), an amount equal to the sum or aggregate sum of any then outstanding claims by the Purchaser or the Company against the Warrantors under this Schedule or any of the Tax Warranties, and the Purchaser or the Company (as the case may be) shall pay any balance of the Paragraph 7.3 Amount remaining after any set off or retention in accordance with paragraphs 7.4(a) and (b) and an amount equal to any excess of the amount retained under paragraph 7.4(b) over the sum finally determined to be payable in respect of any outstanding claims to the Warrantors as soon as reasonably practicable after such balance arises or excess is determined.

8.	LIMITATIONS

8.1	The Warrantors shall not be liable in respect of any claim under this Schedule unless written notice of such claim is given by the Purchaser to the Sellers’ Representative on or before the seventh anniversary of Completion.

8.2	Notwithstanding any other provision of this Schedule:

(a)	none of the limitations contained in this paragraph 8 and no statutory limitation period shall apply to any claim which arises as a consequence of, or is delayed as a result of, fraud, dishonesty, wilful misconduct or wilful concealment; and

(b)	neither the limitation contained in paragraph 8.1 nor any statutory limitation period shall apply to any claim which arises as a consequence of, or is delayed as a result of negligent conduct on the part of any Seller or their respective agents or advisers (or any person other than the Company connected with any of the Sellers), or the Company or any director, officer or employee of the Company, prior to Completion, to which the claim relates.

8.3	Notwithstanding anything in this Agreement to the contrary, the only restrictions on the Purchaser’s and the Company’s ability to make a claim under this Schedule shall be those restrictions and limitations contained in this Schedule and in Schedule 6 paragraph 1(d).

9.	ADJUSTMENT OF PURCHASE PRICE

Any payment by one party to the other pursuant to this Schedule shall, to the extent permitted by law, operate so as to reduce or increase (as appropriate) the Consideration of this Agreement by a corresponding amount.

10.	SELLERS’ REPRESENTATIVE

10.1	Until the last date on which it may be necessary for the Purchaser or the Purchaser’s Parent and the Sellers to have dealings with each other in respect of their rights and obligations under this Agreement, the Sellers shall procure that there shall be one person (the “Sellers’ Representative”) that shall have the right, power and authority on behalf of each Seller:

(a)	to make decisions in relation to dealings with each other in respect of their rights and obligations under this Schedule and the Tax Warranties;

(b)	to receive and to distribute all notices and other communications to any Seller in relation to this Schedule and the Tax Warranties; and

(c)	generally to act for and on behalf of each Seller in respect of such dealings.

10.2	Each Seller shall be deemed automatically to have consented to the appointment of the Sellers’ Representative and the right, power and authority of the Sellers’ Representative and the exercise thereof. Such right, power and authority shall be exercised so that:

(a)	all decisions shall be made within the period (if any) required by this Schedule or, if applicable, the relevant Tax Warranties (and in that connection the Sellers’ Representative shall have the right to act upon the instructions of the Sellers, in such numbers or determined by such classes as they may agree, PROVIDED THAT the Sellers’ Representative shall have full right, power and authority to act in the absence of such instructions); and

(b)	each Seller shall not otherwise attempt to exercise any right, power or authority in relation to this Schedule or, if applicable, the relevant Tax Warranties in lieu of the Sellers’ Representative, even if such Seller shall be prejudiced thereby.

10.3	The initial Sellers’ Representative is Christopher Ballard.

10.4	Any change in the Sellers’ Representative or the persons through which it shall act shall not be effective until three of the Sellers shall have notified the Purchaser as to such change.

10.5	The Sellers’ Representative shall provide to the Purchaser such evidence as the Purchaser shall reasonably request to evidence the appointment of the Sellers’ Representative and, where relevant, the persons through which it shall act.

11.	OVERPROVISIONS AND CORRESPONDING RELIEFS

11.1	If:

(a)	any provision for Tax in the Completion Balance Sheet proves to be an overprovision;

(b)	the amount by which any repayment or right to repayment or other credit in respect of Tax which has been treated as an asset in the Completion Balance Sheet proves to have been under-stated; or

(c)	the Warrantors have made a payment to the Purchaser or the Company in full discharge of any claim by the Purchaser or the Company against the Warrantors under this Schedule in respect of a Tax Liability and such Tax Liability results in the Company or the Purchaser receiving or becoming entitled to any Relief (other than a Purchaser’s Relief) which they utilise (including by way of repayment of Tax) (“Corresponding Relief”), then an amount equal to such overprovision (in the case of paragraph 11.1(a)), the amount by which such repayment or credit is understated (in the case of paragraph 11.1(b)), or the Tax saved by the Corresponding Relief at the date such Corresponding Relief is utilised

(in the case of paragraph 11.1(c)), less in each case the amount of all reasonable costs and expenses incurred in establishing such overprovision or understatement or in obtaining or utilising such Corresponding Relief except to the extent that such costs and expenses have already been paid by the Warrantors in accordance with paragraph 11.4 (“Relevant Amount”), shall, subject in the case of a Corresponding Relief to the extent that the right to or utilisation of such Corresponding Relief is not prejudiced thereby, be dealt with in accordance with paragraph 11.2.

11.2	The Relevant Amount shall:

(a)	first be set off against any payment then due from the Warrantors under this Agreement;

(b)	secondly, to the extent that there is an excess (within 7 days after receipt by the Buyer of a written demand by the Warrantors) there shall be refunded to the Sellers any previous payment or payments made by the Warrantors under this Agreement up to the amount of the excess; and

(c)	thirdly, to the extent that the excess referred to in paragraph 11.2(b) has not been exhausted under that paragraph, the remainder of such excess shall be carried forward and be set against any further such payment or payments in chronological order until exhausted.

11.3	If the Company or the Purchaser become aware of any circumstances which shall or may give rise to the application of this paragraph 11, the Purchaser shall, or shall procure that the Company shall, as soon as reasonably practicable give written notice of the same to the Sellers’ Representative.

11.4	Notwithstanding the provisions of paragraph 11.1 above, either party may require the auditors of the Company (at the expense of the party making the request) to certify the existence and quantum of any Relevant Amount and the date on which the Corresponding Relief is utilised and, in the absence of manifest error, their decision shall be final and binding.

12.	TAX RETURNS

12.1	Subject to the provisions of this paragraph 12, the Sellers or the Sellers’ duly appointed agents shall prepare, submit and agree the corporation tax computations and returns of the Company for all accounting periods ended on or prior to Completion to the extent that the same have not been prepared before Completion (“Pre-Completion Returns”).

12.2	The Sellers’ Representative shall deliver to the Purchaser for comments any Pre-Completion Returns, documents or correspondence and details of any information or proposal (“Relevant Information”) which they intend to submit to HM Revenue & Customs before submission to the HM Revenue & Customs and in the case of any Pre-Completion Return no later than 25 Business Days before the applicable filing date and shall take account of the reasonable comments of the Purchaser and make such amendments to the Relevant Information as the Purchaser may reasonably require in writing provided that any such comments are provided by the Purchaser to the Sellers’ Representative on a timely basis and in the case of any Pre-Completion Return, no later than 10 Business Days before the applicable filing date.

12.3	The Sellers’ Representative shall, as soon as reasonably practicable, deliver to the Purchaser copies of any correspondence sent to, or received from, and a copy of any material oral communication with, HM Revenue & Customs comprising or in relation to the Relevant Information and shall otherwise keep the Purchaser fully informed of their action under this paragraph 12.

12.4	The Sellers shall procure that all Pre-Completion Returns shall be prepared on a basis which is consistent with the manner in which the Tax Returns of the Company were prepared for accounting periods ending prior to Completion, save as may otherwise be agreed in writing by the Purchaser.

12.5	Subject to paragraphs 12.2, 12.3 and 12.4 above, the Purchaser shall procure that:

(a)	the Company causes the Pre-Completion Returns to be properly authorised and signed;

(b)	the Company provides to the Sellers’ Representative at the Sellers’ cost such information and assistance, including such access to its books and records, which may reasonably be required to prepare, submit, negotiate and agree the Pre-Completion Returns; and

(c)	any correspondence which relates to the Pre-Completion Returns shall, if received by the Purchaser or the Company or its agents or advisers, be properly copied to the Sellers’ Representative.

12.6	In respect of any matter which gives rise or may give rise to a Claim for Taxation, the provisions of paragraph 5 of this Schedule with respect to conduct of tax claims shall apply instead of the provisions of this paragraph 12.

12.7	The Sellers shall use all reasonable endeavours to agree the Pre-Completion Returns as soon as reasonably practicable and shall deal with all matters promptly and diligently and within applicable time limits.

12.8	The Purchaser covenants with the Sellers:

(a)	to keep the Sellers’ Representative and their duly authorised agents informed of all matters relating to the submission, negotiation and agreement of Tax Returns of the Company for the accounting period current at Completion (“Straddle Period Returns”); and

(b)	that to the extent relevant to periods before Completion no such Straddle Period Returns nor any material correspondence pertaining to the negotiations or agreement of such Straddle Period Returns shall be transmitted to any Tax Authority without first being submitted to the Sellers’ Representative for his comments and provided that any such comments are provided by the Sellers’ Representative to the Purchaser on a timely basis and in the case of a Straddle Period Return, no later than 10 Business Days before the applicable filing date, the Purchaser shall take the Sellers’ Representative’s reasonable comments into account prior to the submission of such Straddle Period Return or material correspondence to the relevant Tax Authority.

12.9	The Sellers shall provide such assistance as the Purchaser shall reasonably request in the preparation of any Straddle Period Return.

12.10	Subject to paragraph 5 and to paragraphs 12.1 to 12.9, the Purchaser and its duly authorised agents shall have conduct of all Tax affairs of the Company as from Completion and shall be entitled to deal with such Tax affairs any way in which the Purchaser considers fit.

13.	PURCHASER’S COVENANT

13.1	The Purchaser hereby covenants to pay to the Warrantors an amount equal to:

(a)	any Tax which is assessed on the Warrantors directly as a result of or by reference to a failure by the Company, the Purchaser or any member of the Purchaser’s Group to pay Tax unless and to the extent that such Tax is a Tax Liability for which the Warrantors are liable to make, but have not yet made, or, but for any limitation in Schedule 6 paragraph 1, would have been liable to make payment to the Purchaser under this Schedule or the Tax Warranties; and

(b)	the reasonable cost and expenses of the Warrantors in connection with any Tax Liability under paragraph 13.1(a) above.

13.2	The provisions of paragraphs 6.1(a) and 6.3 shall apply in respect of any payment to be made under this paragraph 13 (mutatis mutandis).

13.3	Paragraph 5 (Conduct of Claims) shall apply mutatis mutandis to the covenant in favour of the Warrantors under this paragraph 13 as it applies to the covenants in favour of the Purchaser under this Schedule.

SCHEDULE 10

Part 1 : Registered Intellectual Property Rights

TRADE MARKS

Client	Applicant	Mark/Title	Case Ref	Country	App No	App Date	Reg No	Reg Date	Renewal Date	Status	Classes
Performance Products Limited	Performance Products Limited	Snooper	T/11721.EM	European Community	1024330	17/12/1998	1024330	21/03/2000	31/12/2008	Granted	9

Performance Products Limited	Performance Products Limited	Microvison	T/19439.EM	European Community	2397123	18/09/2001	2397123	25/01/2004	30/09/2011	Granted	09

Performance Products Limited	Performance Products Limited	Microscan	T/1515.GB	United Kingdom	1586694	29/09/1994	B1586694	29/09/1994	29/09/2011	Granted	12

Performance Products Limited	Performance Products Limited	Microscan	T/8072.GB	United Kingdom	2152120	27/11/1997	2152120	18/06/1999	27/11/2007	Granted	12

Performance Products Limited	Performance Products Limited	Snooper	T/10856.GB	United Kingdom	2169753	17/06/1998	2169753	17/06/1998	17/06/2008	Granted	9

Performance Products Limited	Performance Products Limited	Super Snooper	T/10857.GB	United Kingdom	2169754	17/06/1998	2169754	17/06/1998	17/06.2008	Granted	9

SCHEDULE 10

Part 1 : Registered Intellectual Property Rights

DOMAIN NAMES OWNED

indagosatnav.co.uk

indagosatnav.com

indigo-uk.com

mrgatso.co.uk

mrgatso.com

snooperbelgium.com

snooperevolution.co.uk

snooperevolution.com

snooperfrance.com

snooper-france.com

snoopergermany.com

snoopergps.com

snooper-indago.com

snoopernetherlands.com

snoopersatnav.co.uk

snoopersatnav.com

snooperuk.com

performanceproducts.co.uk

snooper.eu

SCHEDULE 10

Part 2 : Owned IP

The trade marks and domain names set out in Part 1 of Schedule 10.

The programmes developed by Sapphire and Asiteq Limited.

An accounting system which enables repeat invoices and the posting of cash for £4.95 monthly direct debts provided by J M Computers Limited.

SCHEDULE 10

Part 3 : Disclosed IP Contracts

The contracts at documents 4.1, 4.2, 4.3, 4.9, 4.10, 4.12, 4.13 and 4.15 of the Disclosure Bundle.

SCHEDULE 11

Material Software used in the Business

The Disclosed IP Contracts

Autoroute 2004

Windows 2000

Windows 2003

Exchange 2003

Back up Exec 9.0

Firewall One

Mailmeter

Microsoft Office Outlook

The database containing road data including the location of speed cameras and other hazardous locations in United Kingdom, Netherlands, Belgium, France, Spain, Portugal, Finland, Sweden, Norway, Denmark, Germany, Italy, Austria, Switzerland, Luxembourg known as the ‘Enigma’ database.

SCHEDULE 12

Property

Cleaver House, Sarus Court, Stuart Road, Manor Park, Runcorn, Cheshire WA7 1UL.

SCHEDULE 13

Employees

IN WITNESS WHEREOF this document has been executed and delivered as a deed on the day and year first above written.

Signed as a deed by	)	/s/ James Bazet
COBRA ELECTRONICS	)	Director
UK LIMITED	)
acting by two directors or	)	/s/ Michael Smith
a director and the secretary	)	Director

Signed as a deed by	)
CHRISTOPHER LEONARD	)	/s/ Christopher Leonard Ballard
BALLARD	)	Christopher Leonard Ballard
in the presence of:	)
/s/ Nicola L. Frost		Signature of Witness

Nicola L. Frost		Name of Witness

Address of Witness

Solicitor		Occupation of Witness

Signed as a deed by	)
STEVEN BALLARD	)	/s/ Steven Ballard
in the presence of:	)	Steven Ballard

/s/ Nicola L. Frost		Signature of Witness

Nicola L. Frost		Name of Witness

Address of Witness

Solicitor		Occupation of Witness

Signed as a deed by	)
JASON BALLARD	)	/s/ Jason Ballard
in the presence of:	)	Jason Ballard

/s/ Nicola L. Frost		Signature of Witness
Nicola L. Frost		Name of Witness
Address of Witness

Solicitor		Occupation of Witness

Signed as a deed by	)
SHAUN TOLLEY	)	/s/ Shaun Tolley
in the presence of:	)	Shaun Tolley

/s/ Nicola L. Frost		Signature of Witness
Nicola L. Frost		Name of Witness
Address of Witness

Solicitor		Occupation of Witness

Signed as a deed by	)
STELLA MAXINE BALLARD	)	/s/ Stella Maxine Ballard
in the presence of:	)	Stella Maxine Ballard

/s/ Nicola L. Frost		Signature of Witness
Nicola L. Frost		Name of Witness
Address of Witness

Solicitor		Occupation of Witness

Signed as a deed by	)
MARION TOLLEY	)	/s/ Marion Tolley
in the presence of:	)	Marion Tolley

/s/ Nicola L. Frost		Signature of Witness

Nicola L. Frost		Name of Witness

Address of Witness

Solicitor		Occupation of Witness

Signed as a deed by	)	/s/ Shaun Tolley
PERFORMANCE	)	Director
PRODUCTS LIMITED	)
acting by two directors or	)	/s/ Steven Ballard
a director and the secretary	)	Director

Signed as a deed by	)
behalf of COBRA ELECTRONICS	)
CORPORATION,	)	/s/ James Bazet
a Delaware corporation, by	)
)
being a person who, in accordance	)
with the laws of the State of	)
Delaware, is acting under the	)
authority of the company	)